PROSPECTUS

84,947,369 Shares

Common Stock, no par value

               This prospectus relates to the resale by the selling stockholders of up to 84,947,369 shares of our common stock, including up to 78,947,369 shares of common stock underlying Secured Callable Convertible Notes (the “Convertible Notes”) in the principal amount of $3,000,000 and up to 6,000,000 shares issuable upon the exercise of Common Stock Purchase Warrants (the “Warrants”). The Convertible Notes are convertible into our common stock at the lower of $0.22 or 60% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before the conversion date. The Selling Shareholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. Our common stock trades on the OTC Bulletin Board under the symbol "BANY." On May 3, 2005, the last reported sale price was $ .20

               The mailing address and the telephone number of our principal executive office is Suite 500, 1925 Century Park East, Los Angeles, CA 90067-2700, 1-800-808-0899.

               Investing in our common stock involves risks. Please see "Risk Factors" beginning on page 5.

               The information in this prospectus is not complete and may be changed. The Selling Shareholders identified in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

               You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

               Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

May 3, 2005.

PROSPECTUS SUMMARY

               This summary highlights some information from this prospectus. Because it is a summary, it necessarily does not contain all of the information necessary to your investment decision. To understand this offering fully, you should read carefully the entire prospectus.

The Company

               We are a holding company focused on investing in and building a network of subsidiaries engaged in the franchising of Chiropractic USA branded chiropractic clinics, providing practice development training and assistance to chiropractors, and offering franchise support and related services to franchisees. As used herein, the terms “Our,” “Us,” “We” and “the Company” collectively refer to Banyan and its one majority-owned subsidiary, Chiropractic USA, Inc., a Colorado corporation (“Chiropractic USA”), and its four wholly-owned subsidiaries: Franchise Support Network, Inc. (“Franchise Support Network”), incorporated pursuant to the laws of the province of Alberta, Canada, Banyan Financial Services, Inc, a Colorado corporation, Diagnostic USA, a Colorado corporation, and Southern Health Care, Inc., a Colorado corporation.

The Offering

Common stock offered by selling security holders	84,947,369	(1)
Common stock outstanding prior to this offering	78,539,410	(2)
Common stock outstanding following this offering if all shares are sold	163,486,779	(1)(2)

Use of Proceeds

               All proceeds of this offering will be received by Selling Shareholders for their own accounts.

Risk Factors

               You should read the "Risk Factors" section beginning on page 5, as well as other cautionary statements throughout this prospectus, before investing in shares of our common stock.

___________________

(1) Includes a good faith estimate of the shares issuable upon conversion of the Convertible Notes and exercise of Warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the Convertible Notes is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the Convertible Notes, if the Convertible Notes had actually been converted on May 3, 2005, the conversion price would have been $.13

(2) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the Convertible Notes and exercise of the related Warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of

1933. However the Selling Shareholders have contractually agreed to restrict their ability to convert their secured Convertible Notes or exercise their Warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the Selling Shareholders exceeds the number of shares of common stock that the Selling Shareholders could own beneficially at any given time through their ownership of the Convertible Notes and the Warrants. In that regard, the beneficial ownership of the common stock by the Selling Shareholders set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

RISK FACTORS

               An investment in our common stock involves a high degree of risk. In addition to the other information in this prospectus, you should carefully consider the following risk factors before deciding to invest in shares of our common stock. If any of the following risks actually occurs, it is likely that our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risks Related to Our Business

               We have no history of revenues, have incurred significant losses, expect continued losses and may never achieve profitability. If we continue to incur losses, we may have to curtail our operations, which may prevent us from successfully franchising Chiropractic USA clinics.

               We have no history of revenues, have not been profitable and expect continued losses. Historically, we have relied upon cash from financing activities to fund all of the cash requirements of our activities and have incurred significant losses and experienced negative cash flow. As of December 31, 2004, we had an accumulated deficit of $11,747,817. For the year ended December 31, 2004, we incurred a loss from continuing operations of $2,287,282 and a net loss of $2,459,928 and for our fiscal year ended December 31, 2003, we incurred a loss from continuing operations of $3,440,785 and a net loss of $3,919,373. We cannot predict when we will become profitable or if we ever will become profitable, and we may continue to incur losses for an indeterminate period of time and may never achieve or sustain profitability. An extended period of losses and negative cash flow may prevent us from franchising Chiropractic USA clinics and operating or expanding our business. As a result of our financial condition, our independent registered public accounting firm has issued a report questioning our ability to continue as a going concern.

               Our significant losses have resulted principally from costs incurred in connection with caring for patients of the chiropractic clinics we own and operate and from costs associated with our administrative activities. We expect our operating expenses to dramatically increase as a result of expansion. Since we have only recently begun development of our chiropractic franchise system, have no operating history and little revenue, we cannot assure you that our business will ever become profitable or that we will ever generate sufficient revenues to meet our expenses and support our planned activities. Even if we are able to achieve profitability, we may be unable to sustain or increase our profitability on a quarterly or annual basis.

               Our independent registered public accounting firm has issued a report questioning our ability to continue as a going concern. This report may impair our ability to raise additional financing and adversely affect the price of our common stock.

               The report of our independent registered public accounting firm contained in our financial statements includes a paragraph that explains that we have incurred significant losses and have a working capital deficit, and that these conditions raise substantial doubt about our ability to continue as a going concern. Reports of independent registered public accounting firms questioning a company's ability to continue as a going concern are generally viewed unfavorably by analysts and investors. This report may make it difficult for us to raise additional debt or equity financing necessary to continue the franchising of Chiropractic USA clinics. We urge potential investors to review this report before making a decision to invest in us.

               Without substantial additional financing, we may be unable to achieve the objectives of our current business strategy, which could force us to delay, curtail or eliminate our product and service development programs.

               We require additional financing to pay the costs of franchising Chiropractic USA clinics, meet payroll costs, and other debts and obligations. If we are unable to obtain this financing, we could be forced to delay or entirely abandon our franchising of Chiropractic USA clinics. In addition, our inability to obtain financing could have such a material adverse effect on our business, prospects, results of operations or financial condition, that we may be forced to restructure, file for bankruptcy, sell assets or cease operations entirely, any of which could jeopardize an investment in our common stock.

               We need and may be unable to obtain additional financing on satisfactory terms, which may require us to accept financing on burdensome terms that may cause substantial dilution to our shareholders and impose onerous financial restrictions on our business.

               We require additional financing. Deteriorating global economic conditions may cause prolonged declines in investor confidence in and accessibility to capital markets. Future financing may not be available on a timely basis, in sufficient amounts or on terms acceptable to us. This financing may also dilute existing shareholders' equity. Any debt financing or other financing of securities senior to our common stock will likely include financial and other covenants that will restrict our flexibility. At a minimum, we expect these covenants to include restrictions on our ability to pay dividends on our common stock. Any failure to comply with these covenants would have a material adverse effect on our business, prospects, financial condition and results of operations because we could lose any then-existing sources of financing and our ability to secure new sources of financing may be impaired.

               Our default on the repayment of the Convertible Notes held by certain security holders could have a material and adverse effect on our business, prospects, results of operations or financial condition.

               Unpaid principal and accrued and unpaid interest on our Convertible Notes becomes immediately due and payable upon the occurrence of an event of a default. The events of default under the Convertible Notes are similar to those customary for convertible debt securities, including breaches of material terms, failure to pay amounts owed, delisting of our common stock from the OTC Bulletin Board or failure to comply with the conditions of listing on the OTC Bulletin Board. If we default on our obligations under the Convertible Notes, we may be required to immediately repay the outstanding principal amounts of the Convertible Notes and any accrued and unpaid interest. The cash required to repay such amounts would likely have to be taken from our working capital. Since we rely on our working capital to sustain our day to day operations and the franchising of Chiropractic USA clinics, a default on the convertible debentures could have a material and adverse effect on our business, prospects, results of operations or financial condition.

               We rely heavily on our management, and the loss of their services could materially and adversely affect our business.

               Our success is highly dependent upon the continued services of key members of our management, including our Chairman of the Board and Chief Executive Officer, Michael J. Gelmon, and our President and Chief Financial Officer, Cory H. Gelmon. The loss of Messrs. Gelmon could have a material adverse effect on us because each of these individuals has experience and skills upon which we draw heavily in our day-to-day operations, strategic planning and franchising activities. The development and franchising of Chiropractic USA clinics is largely dependent upon the skills and efforts of Messrs. Gelmon. Although we have entered into employment agreements with Messrs. Gelmon, we cannot assure the continued services of these key members of our management team.

               We have a limited operating history in franchising Chiropractic USA clinics of approximately two years and very limited operating experience; therefore, regardless of the viability or market acceptance of Chiropractic USA clinics, we may be unable to achieve profitability or realize our other business goals.

               We have generated little revenue from franchising Chiropractic USA clinics and have not commenced any widespread collection of franchise fees and royalties that we anticipate will be required for successful continuation in business. Our success will depend in large part on our ability to deal with the problems, expenses and delays frequently associated with bringing a new franchise concept to market, one with the complexities of doctors, patients and their insurers. Because we have little experience in franchising Chiropractic USA clinics, we may be unable to achieve a critical mass of sufficient market acceptance. Consequently, we may be unable to achieve profitability or realize our other business goals.

               Although we do not have any competition now, other companies with greater resources and operating experience may enter the market for franchising chiropractic clinics.

               These companies could successfully compete with us and negatively affect the franchising of Chiropractic USA clinics and our opportunity to achieve profitability. Some of our potential customers, namely chiropractors, may decide to develop their own brand that directly competes with our Chiropractic USA clinics. Although we believe that our Chiropractic USA clinics will be competitive in the marketplace, we cannot assure you that these or other companies with greater experience and greater resources than us will not negatively affect our business prospects and impair our ability to achieve profitability.

               Our failure to manage growth effectively could impair our business.

               We do not currently have revenue-generating operations but our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. Our ability to effectively manage growth will require us to substantially expand the capabilities of our administrative and operational resources and to attract, train, manage and retain qualified franchise sales and support and other personnel. There can be no assurance that we will be able to do so. If we are unable to successfully manage our growth, our business, prospects, results of operations and financial condition could be materially and adversely affected.

               Because we believe that proprietary rights are material to our success, misappropriation of those rights or claims of infringement or legal actions related to intellectual property could adversely impact our financial condition.

               We have chosen to retain the proprietary rights associated with our system predominantly as trade secrets. Although we currently rely to a great extent on trade secret protection for much of our proprietary information, we cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop comparable or superior proprietary information or obtain unauthorized access to our proprietary information.

RISKS RELATED TO THIS OFFERING

               Shares of our common stock eligible or to become eligible for public sale could adversely affect our stock price and make it difficult for us to raise additional capital through sales of equity securities.

               As of April 28, 2005, we had 78,539,410 shares of common stock outstanding, of which approximately 58,000,000 shares were unrestricted under the Securities Act of 1933. As of that date, we also had outstanding options, warrants, promissory notes and convertible debentures stock that were exercisable for or convertible into approximately 38,000,000 shares of common stock, approximately 150,000 of which are covered by registration rights. Sales of a substantial number of shares of our common stock in the public market, or the perception that sales could occur, could adversely affect the market price of our common stock. Any adverse effect on the market price of our common stock could make it difficult for us to raise additional capital through sales of equity securities at a time and at a price that we deem appropriate.

               Conversion or exercise of our outstanding derivative securities could substantially dilute your investment because the conversion and exercise prices of those securities and/or the number of shares of common stock issuable upon conversion or exercise of those securities are subject to adjustment.

               We have issued convertible notes, warrants and options that are convertible or exercisable at prices that are subject to adjustment due to a variety of factors, including fluctuations in the market price of our common stock and the issuance of securities at an exercise or conversion price less than the then-current exercise or conversion price of those notes or warrants. As of April 28, 2005, the closing price of a share of our common stock on the OTC Bulletin Board was $.23. On that date, our Convertible Notes, Warrants and stock options outstanding with adjustable conversion and/or exercise prices were convertible or exercisable into approximately 100,000,000 shares of our common stock. The number of shares of common stock that these adjustable securities ultimately may be converted into or exercised for could prove to be greater than this amount if the market price of our common stock declines. You could, therefore, experience substantial dilution of your investment as a result of the conversion or exercise of our outstanding derivative securities.

               The applicable conversion price of our Convertible Notes issued to the Selling Shareholders is variable and does not have a lower-limit, therefore the dilutive effect to our existing security holders is theoretically limitless. However, because the variable conversion price of the Convertible Notes has an upper limit, an increase in the trading price of a share of our common stock will result in a limited benefit to existing security holders with respect to the conversion of these notes.

               The holders of certain of our Convertible Notes may elect to receive payment for accrued and unpaid interest on our Convertible Notes in shares of our common stock based on the conversion price and on the same terms described above with respect to conversions of the principal portion of these Convertible Notes. As a result of conversions of the principal or interest portion of our Convertible Notes and related sales of our common stock by the holders of our Convertible Notes, the market price of our common stock could be depressed, thereby resulting in a significant increase in the number of shares issuable upon conversion of the principal and interest portions of these Convertible Notes. You could, therefore, experience substantial dilution of your investment as a result of the conversion of the principal or interest portions of our Convertible Notes.

               If our security holders engage in short sales of our common stock, including sales of shares to be issued upon conversion or exercise of derivative securities, the price of our common stock may decline.

               Selling short is a technique used by a shareholder to take advantage of an anticipated decline in the price of a security. A significant number of short sales or a large volume of other sales within a relatively short period of time can create downward pressure on the market price of a security. The decrease in market price would allow holders of our derivative securities that have conversion or exercise prices based upon a discount on the market price of our common stock to convert or exercise their derivative securities into or for an increased number of shares of our common stock. Further sales of common stock issued upon conversion or exercise of our derivative securities could cause even greater declines in the price of our common stock due to the number of additional shares available in the market, which could encourage short sales that could further undermine the value of our common stock. You could, therefore, experience a decline in the value of your investment as a result of short sales of our common stock.

               Our current financing arrangements could prevent our common stock from being listed on Nasdaq or other principal markets.

               Nasdaq and other principal markets require that, to be eligible for inclusion in the stock market, a company's common stock have a specified minimum bid price per share. Convertible Note financings, especially those with variable conversion prices with low or no low-price limits, characteristically exert downward pressure on the market for a company's common stock. This pressure, if applied against the market for our common stock, may prevent our common stock from being listed on Nasdaq or other principal markets.

               Our common stock price is subject to significant volatility, which could result in substantial losses for investors and in litigation against us.

               The stock market as a whole and individual stocks historically have experienced extreme price and volume fluctuations, which often have been unrelated to the performance of the related corporations. During the three months ended March 31, 2005, the high and low closing bid prices of our common stock were $.11 and $.24, respectively. The market price of our common stock may exhibit significant fluctuations in the future response to various factors, many of which are beyond our control and which include:

(a) variations in our quarterly operating results, which variations could result from, among other things, changes in the needs of one or more of our customers;

(b) changes in market valuations of similar companies and stock market price and volume fluctuations generally;

(c) economic conditions specific to the industries in which we operate;

(d) announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

(e) regulatory developments;

(f) additions or departures of key personnel; and

(g) future sales of our common stock or other debt or equity securities.

               If our operating results in future quarters fall below the expectations of market makers, securities analysts and investors, the price of our common stock likely will decline, perhaps substantially. In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

               Consequently, the price at which you purchase shares of our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your shares of common stock at or above your purchase price, which may result in substantial losses to you.

               Because we are subject to the "Penny Stock" rules, the level of trading activity in our stock may be reduced.

               Broker-dealer practices in connection with transactions in "penny stocks" are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

               Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

               Because our stock is not listed on a national securities exchange, you may find it difficult to dispose of or obtain quotations for our common stock.

               Our common stock trades under the symbol "BANY" on the OTC Bulletin Board. Because our stock trades on the OTC Bulletin Board rather than on a national securities exchange, you may find it difficult to either dispose of, or to obtain quotations as to the price of, our common stock.

               Our preferred stock may delay or prevent a takeover of the company, possibly preventing you from obtaining higher stock prices for your shares.

               Our board of directors has the authority to issue up to 100,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights of those shares, without any further vote or action by our shareholders. The rights of the holders of our common stock are subject to the rights of the holders of our outstanding preferred stock and will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, which would delay, defer or prevent a change in control of the company. Furthermore, preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance of preferred stock could adversely affect the market value of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

               This prospectus contains forward-looking statements, including among others:

               (a) our business development activities;

                (b) our business strategy for establishing a presence in the chiropractic and diagnostic imaging markets;

               (c) anticipated trends in our financial condition and results of operations; and

               (d) our ability to distinguish ourselves from our current and future competitors.

               We use words like "believe," "expect," "may," "will," "could," "seek," "estimate," "continue," "anticipate," "intend," "future," "plan" or variations of those terms and other similar expressions, including their use in the negative, to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as to our expectations as of the date of this prospectus. These forward- looking statements are subject to a number of risks and uncertainties, including those identified under "Risk Factors" and elsewhere in this prospectus. Although we believe that the expectations reflected in these forward-looking statements are reasonable, actual conditions in the chiropractic, franchising, and diagnostic imaging businesses, and actual conditions and results in our business, could differ materially from those expressed in these forward-looking statements. In addition, none of the events anticipated in the forward-looking statements may actually occur. Any of these different outcomes could cause the price of our common stock to decline substantially. Except as required by law, we undertake no duty to update any forward-looking statement after the date of this prospectus, either to conform any statement to reflect actual results or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

               We will not receive any of the proceeds from the sale of the shares of common stock offered under this prospectus by the selling security holders. Rather, the selling security holders will receive those proceeds directly.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

               Our Common Stock is traded on the OTC Bulletin Board under the symbol "BANY”. The following are the high and low bid prices for each quarter within the last two fiscal years and the current fiscal year to date:

Year	Quarter	Bid Price
		High	Low
2003	First	$.19	$.09
	Second	$.19	$.11
	Third	$.69	$.11
	Fourth	$.52	$.26
2004	First	$.33	$.23
	Second	$.27	$.15
	Third	$.20	$.09
	Fourth	$.19	$.10
2005	First	$.24	$.11
	Second (through May 3)	$.27	$.18

               As of December 31, 2004 there were approximately 500 record holders of Class A Common Stock. This does not reflect an estimated 1,400 shareholders who hold their shares in street name.

               No dividends were declared since December 31, 2001. We presently intend to retain our earnings to fund development and of our business. Decisions concerning dividend payments in the future will depend on income and cash requirements. Holders of common stock are entitled to receive such dividends as may be declared our Board of Directors. There are no contractual restrictions on our ability to pay dividends to our shareholders.

CAPITALIZATION

               The following table sets forth our capitalization as of December 31, 2004. You should read this information together with our consolidated financial statements and the notes relating to those statements appearing elsewhere in this prospectus. The table excludes an aggregate of approximately 140,000,000 shares of common stock as at April 28, 2005 that were issuable upon conversion or exercise of outstanding convertible notes, warrants and options.

Cash	$945

Working capital deficit	$1,964,581

Current liabilities	$2,042,942

Long-term debt, net current portion	$400,000

Shareholders’ equity

Preferred stock, 500,000 shares authorized

Class A Preferred Stock, $1.00 par value.
100,000,000 shares authorized, 187,190 shares issued and outstanding	$334,906

Common stock, no par value. 500,000,000
shares authorized; 58,661,744 shares issued and outstanding	$9,962,336

Deferred Compensation Costs	$(20,542)

Common stock to be issued	$73,912

Accumulated deficit	$(11,747,817)

Total shareholders’ (deficit)	$(1,397,205)

Total capitalization	$1,045,737

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

Plan of Operation for 2005

                    Liquidity and Capital Resources. We expect to be in a positive cash flow position by the end of the 2005 as a result of the rapid rise in our franchise revenue, coupled with the acquisition of a diagnostic imaging business that we believe will generate positive cash flow, and the disposition of the Company-owned clinics that had a negative cash flow. We expect that the additional revenue and cash flow will generate sufficient liquidity to defray our ongoing expenses and additional expenses resulting from expansion.

                     We entered into an agreement that provides $3,000,000 from the sale of convertible notes to an investment group. We received $1,200,000 in the fourth quarter of 2004 and $800,000 in the first quarter of 2005 from the sale of convertible notes. We anticipate receiving another $1,000,000 from the sale of convertible notes during the second quarter of 2005. Most of the latter amount will be used towards the purchase of the diagnostic imaging business. We believe without assurance that the investment group will convert the notes to stock. In the event the investment group does not convert the notes to stock and our stock does not trade at or above $0.22 during any given month (in which case no interest is due for that month), we intend to have sufficient cash flow to pay the principal and interest on the notes when due in the fourth quarter of 2006. See Certain Relationships and Related Transactions -- Securities Purchase Agreement.

                     We do not expect to need additional financing to continue in operation after the proceeds from the sale of convertible notes are expended. If revenue does not materialize as expected or as we continue to expand, however, it may be necessary to take steps to increase our liquidity and capital resources, mainly by selling shares. The exercise of outstanding stock options (22,120,000 at a weighted average exercise price of $.13 per share at the end of 2004) is one possible source of such financing. We do not expect to obtain financing though additional borrowing.

                    During the first quarter of 2005, our shareholders voted to increase our authorized capital to make shares available upon conversion of the convertible notes and for sales to investors and pursuant to the exercise of options. The shareholders also approved our Incentive Plan and the underlying options.

                    Our independent registered public accounting firm issued a report to the effect that certain conditions raise substantial doubt about our ability to continue as a going concern because we incurred a net loss during 2004 and had a stockholders’ deficit and working capital deficiency at year end.

                    Operations. Our plan of operation for fiscal 2005 is as follows:

                    To increase the number of franchises by direct marketing of franchises and recruiting area developers;

                    To increase fees and royalty income from existing and new franchises;

                    To discontinue and dispose of the former Company-owned chiropractic clinics; and,

                    To acquire a diagnostic imaging business that we believe will generate positive cash flow.

                     During the first quarter of 2005, we were able to increase the number of franchises primarily by breaking into the Phoenix, Arizona market. This is significant as it will give us our first concentrated market in the country in which a large number of clinics will be operated and marketed under the Chiropractic USA brand. This will serve as an example and a catalyst for practitioners in other markets that are considering becoming Chiropractic USA franchisees.

                     Effective December 31, 2004 we disposed of the former Company-owned chiropractic clinics by selling their assets and discontinuing their operations that had a loss of $414,833 in 2004. The assets disposed of, mainly accounts receivable, were valued at approximately $926,000. As a result of the disposition, there was a significant decrease in the number of employees. A consultant, six chiropractors and ten support staff from these clinics are no longer on our payroll. We gained $242,187 on the sale. The disposition of the clinics eliminates an operation that was being supported by franchise operations. Under deferred payment terms of a ten-year note issued by the purchaser, we expect to receive $24,481 in 2005, increasing to more than $100,000 in principal and interest for 2006 and the remaining term of the note. These clinics also signed franchise agreements that are expected to generate significant royalties beginning in the last quarter of 2005. See Description of Business -- Chiropractic USA.

                    We intend to acquire all the equity securities of a diagnostic imaging business from its shareholders. We are advised that the business has been profitable and have entered an agreement for the acquisition to be completed on or before May 31, 2005. The assets of the business to be acquired are primarily accounts receivable and customer accounts. The financial information we rely on has not been verified either by audit or the receipt of complete financial information for the business. We are committed to a down payment of $700,000 at closing. The source of funds for the down payment will be substantially all the proceeds remaining from the sale of convertible notes. The balance of $9,300,000 of the purchase price is to be paid from the profits of the business over ten years. See Description of Business -- Diagnostic USA. After the acquisition there will be a significant increase in the number of employees: we will add one senior manager and approximately ten staff to our payroll.

                    To date our operations have not been self-sustaining.

Financial condition at December 31, 2004 and 2003

                    December 31, 2004. At year-end stockholders’ deficit was $1,397,205 and we had a working capital deficiency of $1,964,581. Principal internal sources of liquidity in 2004 included the sale of $1,200,000 in convertible notes, $877,470 from selling shares to investors and $465,729 in revenue from franchising operations.

                    December 31, 2003. Stockholders deficit was $1,133,802 and working capital deficiency was $888,305. Principal sources of liquidity in 2003 included $890,115 from selling shares to investors and $54,138 in revenue from franchising operations.

Results of operation in 2004 and 2003

                    Revenue from franchised operations increased to $465,729 in 2004 from $54,138 in 2003. This was caused by the large increase in the number of Chiropractic USA franchises as we rollout our franchise program and rapidly build up our brand. We expect this trend to continue.

                    Selling, general and administrative expenses decreased from $3,335,478 in 2003 to $2,566,783 in 2004. In 2004, $1,134,395 of these expenses consisted of non-cash compensation expenses: $339,075 recorded as a result of the sale of shares to franchisees and area representatives at less than fair market value, $382,370 representing the value of shares issued for services, and $412,950 recorded in connection with stock options granted to franchisees, area developers, consultants and investors. These figures were significantly greater in 2003: $2,238,529, $1,397,590, $71,500 and $769,439, respectively. General and administrative expenses, particularly management salaries, are expected to increase in 2005 as a result of additions to management and increases in compensation to our chief executive officer and our president and chief financial officer.

                    As a result of the increase in revenue and decrease in selling, general and administrative expenses, net loss from continuing operations decreased from $3,440,785 in 2003 to $2,287,282, in 2004.

                    We had losses from the discontinued operations of the Company-owned clinics of $414,833 and $478,588 in 2004 and 2003, respectively. In 2004, we realized a $242,187 gain on the sale of the assets of this business. Giving effect to the discontinued operations, overall net loss decreased from $3,919,373 in 2003 to $2,459,928 in 2004.

DESCRIPTION OF BUSINESS

                    We are a holding company focused on investing in and building a network of subsidiaries engaged in the franchising of Chiropractic USA branded chiropractic clinics, providing practice development training and assistance to chiropractors, acquiring a diagnostic imaging business, and offering franchise support and related services to franchisees. As used herein, the terms “Our,” “Us,” “We” and the “Company” all refer to Banyan and its one majority-owned subsidiary, Chiropractic USA, Inc., a Colorado corporation (“Chiropractic USA”), and four wholly-owned subsidiaries, Diagnostic USA, Inc., a Colorado corporation (“Diagnostic USA”), Franchise Support Network, Inc. (“Franchise Support Network”), incorporated pursuant to the laws of the province of Alberta, Canada, Banyan Financial Services, Inc, a Colorado corporation, and Southern Health Care, Inc., a Colorado corporation. We currently have twelve employees including two in management, six in franchise sales and support operations, and four in accounting (including three part-time) and administration.

                    Chiropractic USA. There are approximately 80,000 chiropractors in the United States and Canada. Approximately 2,000 new graduates enter the field each year. This year, an estimated 20,000,000 Americans are expected to visit a chiropractor and expenses for the treatment of lower back pain are expected to exceed approximately $50 billion. The aging of the population, continued population growth, advanced chiropractic treatments, increased health care, and greater health consciousness are trends that assure the chiropractic industry a future of expanding services. Despite the size and potential of the chiropractic market, there had been no national brand.

                    Management believes these factors have created a unique and significant business opportunity: to establish the first nationally franchised brand in the burgeoning chiropractic market and to provide ancillary services to chiropractors.

                    Chiropractic USA was formed to develop and franchise Chiropractic USA brand chiropractic clinics throughout North America under the Chiropractic USA trademark and uniform operating systems and practices.

                    We have embarked on two main development strategies: direct marketing of franchises; and, recruiting area developers to increase the number of franchises in exclusive territories. In the middle of 2003, we completed development of our uniform franchise offering materials and began the rollout of our franchising program through direct marketing to existing practitioners and chiropractic students.

                    We are developing our network of franchised clinics through conversion of established practices to franchised Chiropractic USA brand clinic locations and franchising new practitioners. Established practices that convert receive a corporate identity -- logos, banners, name recognition, marketing capability, a uniform operating and business format, practice development services, and other services available through us. These conversions will establish a strong basis for our operations and enable us to build up our brand rapidly. We have also been marketing to new practitioners and recently graduated chiropractic students. As additional services to new practitioners, we offer site selection consultation, lease negotiation, practice design and other services.

                    We have entered into approximately 80 franchise agreements. Our franchise agreements provide for payment of percentage royalties, contribution to a national advertising fund, and charges for additional services selected by the franchisee. New practitioners pay a franchise fee in addition to these charges. Some franchise agreements cover more than one location.

                    We recruit area developers from all regions of the country. An area developer is responsible for increasing the number of Chiropractic USA locations within an exclusive territory. An area developer receives a portion of the percentage royalty we collect from the territory. We have entered into thirteen area representative agreements in twenty states. Typically, an area developer enters into one or more franchise agreements.

                    During the latter half of 2002, we acquired a chain of three clinics in Louisiana, which were re-branded under Chiropractic USA. This allowed us to implement our practice methods in our own clinics and commence the chain/brand building segment of our business plan. These clinics served as a flagship or role model for the Chiropractic USA chain. See Certain Relationships and Related Transactions—Acquisition of Corporate Clinics.

                    On April 8, 2005, we signed an agreement effective December 31, 2004 to sell the three clinics for $1,000,000 to LSI Group, LLC, a Louisiana limited liability company. As payment, LSI assumed $175,493 of the liabilities associated with the business and issued us a promissory note for $824,507 payable in equal monthly installments of principal and interest at 5% for ten years beginning September 1, 2005. The note is secured by substantially all of the assets of the business.

                    In December 2002, we entered into an agreement in principle with recognized Chiropractic Coach Dr. CJ Mertz to assist us with the development of our franchising. Dr. Mertz has operated The Waiting List Practice Chiropractic Training Organization (www.teamwlp.com) and its predecessors for approximately 20 years. According to Team WLP, Dr. Mertz has trained with thousands of chiropractors and has visited over one thousand private practices worldwide, Team WLP has successfully built more practices profitably than any other coaching program and Dr. Mertz has received numerous awards from the chiropractic profession. We utilize Team WLP in our franchise system to encourage maximum potential for our franchisees. Additionally, Dr. Mertz will have a significant role in the growth of our network as well as strategic planning and execution. Under the agreement Dr. Mertz owns a minority interest in our subsidiary Chiropractic USA and up to one-quarter of our royalties on franchises he introduces to us.

                    On May 7, 2001, Banyan Corporation entered into three contracts with our Chief Executive Officer and our Chief Financial Officer in connection with the repositioning of our business into the chiropractic market: an Offer to Purchase (Intellectual Property), an Offer to Purchase Franchise Support Network, Inc. and, Management Agreements with each of these officers (the “Management Agreements”). See Directors and Executive Officers; Corporate Governance; Promoters and Control Persons; Compliance with Section 16(a) of the

Exchange Act; Item 10. Executive Compensation; and, Item 12. Certain Relationships and Related Transactions – Chiropractic USA and Franchise Support Network Acquisitions.

                    Diagnostic USA and the Nationwide Purchase Agreement. Diagnostic USA is intended to be a vehicle for us to enter the diagnostic imaging business. Initially, we intend to offer ultra sound imaging and Nerve Conduction Velocity Testing (“NCVT”) through our franchisees and others to their patients. NCVT measures the transmission of nerve impulses through the body, identifies problems in the nervous system, and helps to substantiate the benefit and cost of treatment to patients and their insurers. We believe these are logical services to offer in chiropractic clinics and through other health care professionals.

                    We intend to acquire all the equity securities of Nationwide Diagnostic Solutions, Inc., an Arizona corporation based in Tempe, Arizona (“Nationwide”), from Dr. Jeff and Constance Rebarcak (the “Rebarcaks”), the founders, sole shareholders and operators of Nationwide.

                    On March 18, 2005, we entered into an agreement with Nationwide and the Rebarcaks to acquire all their shares for $10,000,000. The $10,000,000 is payable at closing: $700,000 in cash and the balance of $9,300,000 in the form of a promissory note from Diagnostic USA to the Rebarcaks due May 30, 2015 and bearing interest at 2.5% per annum. The note is payable from 50% of the dividends or other distributions received by Diagnostic USA from Nationwide (70% during the first year), with a minimum monthly payment of $10,000. The agreement provides for a minimum dividend or other distribution of 75% of the net cash flow, if any, of Nationwide. We will guarantee payment of up to $1,500,000 of the balance due on the note. The Rebarcak’s would be permitted to convert up to $1,000,000 of the balance due on the note into shares of our common stock at the prevailing market price and in no event less than a conversion price of $.22 per share, or a maximum of approximately 4,545,454 shares. The deadline for closing is May 31, 2005. At closing, it is expected that Diagnostic USA would employ Jeff Rebarcak under a five-year employment agreement for compensation of $240,000 per year.

                    These agreements supercede the purchase agreement with Nationwide and the Rebarcaks dated January 7, 2005 reported in our Form 8-K on or about February 23, 2005.

                    Franchise Support Network. Franchise Support Network (“FSN”) is intended to be a dedicated support unit to assist the needs of practitioners who would like to be Chiropractic USA franchisees. It will offer such support services as business plan formulation, franchise agreement review and negotiation, assistance in site selection, lease review and negotiation, local marketing assistance, accounting services, and other ongoing services. We intend that Franchise Support Network will establish relationships with business consultants and accountants across North America in order to establish itself as a network of one-stop franchise consultants. Franchise Support Network has its principal place of business in Calgary, Alberta. As of the date hereof, significant operations have not commenced.

                    Banyan Financial Services. Banyan Financial Services is intended to be a specialty finance firm providing financing assistance, including start up capital, construction financing, equipment leasing, unsecured lines of credit, and refinancing for Chiropractic USA franchisees and others in the health care industry. The president of Banyan Financial Services is Mark Eric Bailey. Banyan Financial Services has its principal place of business in Cape May, New Jersey. As of the date hereof, significant operations have not commenced.

Submission of Matters to a Vote of Security Holders

                    We held a special meeting of shareholders on March 7, 2005. The shareholders elected Michael J. Gelmon, Cory H. Gelmon and Richard J. Doran, Jr. to our board of directors, approved Restated Articles of Incorporation with Amendments, approved the 2004 Human Resources Incentive Plan (the “Incentive Plan”) and the options issued thereunder, and ratified the appointment of Schwartz Levitsky Feldman llp to audit our financial statements for 2004.

                    Our Restated Articles of Incorporation with Amendments were filed and became effective on March 10, 2005. Under the Restated Articles of Incorporation with Amendments, our authorized capital stock is 500,000,000 shares of common stock and 100,000,000 shares of preferred stock, all no par value. Previously, our authorized capital was 60,000,000 shares of common stock and 10,000,000 shares of preferred stock.

                    Of the 58,701,744 shares eligible to vote at the meeting, 34,799,874 (59.3%) of the shares voted, a quorum. The following table summarizes the voting.

Matter	For	Withheld/Against	Abstain	% For
Election of Directors Michael J. Gelmon	34,746,197	54,677	N/A	99
Cory H. Gelmon Richard J. Doran	34,746,197 34,746,897	54,677 52,977	N/A N/A	99 99
Restated Articles	34,778,402	19,877	1,595	99
Incentive Plan	34,712,039	86,735	1,100	99
Auditors	34,784,474	14,400	1,000	99

Description of Property

                    We have a trademark registered with the United States Patent and Trademark Office for the Chiropractic USA logo.

                    We sublease our executive offices in Los Angeles for a monthly rental. We lease 1,500 square feet of office space in Calgary, Alberta for $3,300 per month under a lease expiring May 2006.

MANAGEMENT

Directors and Executive Officers; Corporate Governance

Name	Age	Positions
Michael J. Gelmon	40	Chief Executive Officer and Director
Cory H. Gelmon	45	President, Chief Financial Officer, Director
Richard J. Doran, Jr.	50	Director

                    Our Board of Directors is comprised of three directors of one class. Each director is elected to hold office until the next annual meeting of shareholders and until his successor has been elected and qualified. Officers are elected annually by the Board of Directors and hold office until successors are duly elected and qualified.

                    Michael J. Gelmon and Cory H. Gelmon are brothers.

                    The following is a brief account of the business experience of each director and executive officer.

                    Michael J. Gelmon. Mr. Gelmon is an experienced franchising entrepreneur and executive as well as a real estate lawyer. He has been our Chief Executive Officer and a director since 2001. From 1993 through 1997, Mr. Gelmon was a founding shareholder, director, as well as head of acquisitions and real estate for Domino's Pizza of Canada Ltd., the Domino's Pizza master franchisor in Canada. He was an integral part of the team that was responsible for growing the Domino's Pizza chain to 200 stores throughout Canada. Since 1999 Mr. Gelmon has also practiced law with his brother in a law partnership, Britannia Law Firm. Mr. Gelmon received his Bachelor of Laws with honors from the University of London in 1988 and a Bachelor of Arts from the University of Calgary in 1988.

                    Cory H. Gelmon. During Cory H. Gelmon’s sixteen-year career in franchising, he has been an owner, promoter, executive and a franchise lawyer. Mr. Gelmon has been our president and chief financial officer since 2001. Since 1999 Mr. Gelmon has also practiced law with his brother in a law partnership, Britannia Law Firm. From 1993 until 1997, he was chief operating officer and general counsel of Domino’s Pizza of Canada Ltd. Mr. Gelmon was largely responsible for growing the Domino's Pizza chain to 200 stores throughout Canada. He received his Bachelor of Laws with honors from the University of London in 1987 and a Bachelor of Arts from the University of Calgary in 1984.

                    Richard J. Doran, Jr. Mr. Doran has more than twenty-years of experience in mortgage banking, including extensive experience in management, marketing and sales in both the United States and England. Since May 2002, Mr. Doran has been chief executive officer of Kensington Financial Services, LLC, a New Jersey-based mortgage broker with more than 50 employees and operations in several states. From 1997 through 2001, he was a top marketing executive of the Alliance Funding Division of Superior State Bank, New York, with responsibility for its wholesale mortgage marketing and sales and business planning. Mr. Doran received his college education at Fairleigh Dickinson University and Rutgers University.

Committees of the Board of Directors

                    Audit Committee. We have no audit committee of the Board of Directors. We believe that the better practice is to form an Audit Committee. During 2004, we adopted an Audit Committee Charter that provides for an audit committee consisting of three or more directors, each of whom shall satisfy the independence, financial literacy and experience requirements of Section 10A of the Exchange Act and any other regulatory requirements. We need to expand our Board of Directors and make appropriate compensation arrangements with them. As of the date hereof we have not identified potential candidates. We intend to form the Audit Committee on or before July 31. 2005. Accordingly, there is no audit committee financial expert. We are exempt from the Securities and Exchange Commission requirements for a separate audit committee.

                    No Compensation Committee. We have no compensation committee of the Board of Directors. The entire board acts as our compensation committee. Transactions between the Gelmons, members of their immediate families and the entities they own and control and us are not conducted at arm's-length. These include their compensation arrangements set forth in Executive Compensation and the transactions set forth in Certain Relationships and Related Transactions below. The Gelmons without any independent authorization, review or oversight set the terms of these arrangements and transactions. There can be no assurance that the terms thereof are comparable to those that would be negotiated at arm's-length or otherwise fair and reasonable, despite the good faith belief of the Gelmons that they are.

Codes of Ethics

                    During 2004, we adopted a Code of Business Conduct and Ethics that addresses, among other things, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and use of company assets, compliance with laws (including insider trading laws), and reporting of unethical behavior. The Code of Business Conduct and Ethics is applicable to our directors, officers and all employees.

                    In addition, we have adopted a Finance Code of Ethics that requires honest and ethical business conduct; full, accurate and timely financial disclosures; compliance with all laws, rules and regulations governing our business; and, prompt internal reporting of any violations of the code. The Finance Code of Ethics is applicable to our Chief Executive Officer, Chief Financial Officer and all finance employees. We intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendment to or waiver of the Code of Ethics with respect to our Chief Executive Officer, Chief Financial Officer, and persons performing similar functions, by posting such information on our web site.

EXECUTIVE COMPENSATION

Summary Compensation Table

                    The following table sets forth-certain information about the compensation paid to management during the 2003 through 2004 fiscal years:

	Annual Compensation			Long Term Compensation
Name and principal position	Year	Salary ($)	Other annual compensation ($)	Awards		Payouts	All other compensation ($)
				Restricted stock award(s) ($)	Securities underlying options/SAR (#)	LTIP payouts ($)
Michael Gelmon Chief Executive Officer and Director	2004 2003	$150,300* $120,000	- 0 - $12,000		2,500,000 1,000,000
Cory Gelmon President, Chief Financial Officer, Secretary and Director	2004 2003	$140,893* $120,000	- 0 - $12,000		2,500,000 1,000,000

                    * Includes payments for accrued and unpaid salaries in prior years.

                    No bonuses were awarded in 2003 or 2004.

Employment and Other Compensation-Related Agreements with Management

                    Our Management Agreements with the Gelmons, as amended, provide for payment of compensation of $210,000 per year, a bonus of five percent of the net income of Diagnostic USA payable annually, and a grant of stock options. The Management Agreements expire on March 31, 2008. As of the date hereof, we owe Michael J. Gelmon and Cory H. Gelmon $64,644 for accrued and unpaid salaries.

                    We retained the Gelmons’ law partnership, the Britannia Law Firm, to serve as our general counsel and special Canadian counsel particularly in the areas of franchising, mergers and acquisitions, Canadian corporate law, real estate law, and other matters. For 2004, we paid the Britannia Law Firm $144,000 at the rate of $12,000 per month. We paid the Britannia Law Firm $158,100 in 2003.

Equity Compensation Plan Information

                    On October 28, 2004 the Board of Directors adopted the 2004 Human Resources Incentive Plan (the "Incentive Plan") to provide incentive compensation to employees, directors,

officers and others who serve us. The Incentive Plan provides for the granting of up to 50,000,000 options and shares to our personnel. Generally, stock options granted under the Incentive Plan are for a maximum term of ten years and unless otherwise provided in the specific award document vest and are exercisable immediately. Unless otherwise provided, the options expire within one year after termination of service or three months if termination is for cause. The Board of Directors administers the Incentive Plan. The Incentive Plan may be amended by the directors except where required by the Internal Revenue Code as to any increase in the total number of underlying shares and the class of persons eligible to receive options or as otherwise required by any applicable law or regulation.

                    The Incentive Plan supercedes all of our previous stock option plans and any ad hoc issuance of options. In connection with the adoption of the Incentive Plan, we converted the options issued to our management (including 9,000,000 options issued to the Gelmons) area developers, franchisees, employees, consultants and one investor, into options subject to the Incentive Plan. We cancelled any other outstanding options. There were 22,120,000 options outstanding as of December 31, 2004.

                    Federal Income Tax Consequences. The United States federal income tax consequences of the issuance and exercise of options is generally as follows. The holder reports as ordinary income the discount, if any, between the fair market value and the exercise price on the exercise date. When the holder sells the underlying shares the holder recognizes as a capital gain the difference between their sales price and the total ordinary income previously reported. If the options are treated as incentive stock options under Section 422A under the Internal Revenue Code, the holder only reports the difference between the sale price of the underlying shares and the exercise price of the options as a capital gain in the year of sale. Incentive stock option treatment requires, among other limitations, that the exercise price be equal to the fair market value on the date of grant (110% of such fair market value in the case of directors, officers and 10% shareholders).

Option Grants to Management in 2004

Option grants to management during 2004 were as follows:

Name	Securities Underlying Options/SARs Granted (#)	Percent of Total Granted to Employees In Options/SARs Fiscal Year (*)	Exercise or Base Price (S/Sh)	Expiration Date
Michael Gelmon, Chief Executive Officer and Director	2,500,000	50%	$0.14	11/1/2009
Cory Gelmon, President, Chief Financial Officer, Secretary and Director	2,500,000	50%	$0.14	11/1/2009

                    * Represents all options granted to individuals during 2004 as a percentage of all options granted to employees during 2004.

Option Exercises and Year-End Values

                    The following table sets forth-certain values with respect to stock options held by management at the end of 2004:

Name	Share Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options/SAR’s at FY-end (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SAR’s at FY-end (S) Exercisable/ Unexercisable
Michael Gelmon, Chief Executive Officer and Director			4,500,000 / 0(1)	45,315 / 0
Cory Gelmon, President, Chief Financial Officer, Secretary and Director			4,500,000 / 0(2)	45,315 / 0
Richard J. Doran, Jr. Director			0(3)	0 / 0

(1)	Does not include 2,000,000 options exercisable at $.18 per shares that expire April 1, 2010 granted on April 1, 2005.
(2)	Does not include 2,000,000 options exercisable at $.18 per shares that expire April 1, 2010 granted on April 1, 2005.
(3)	Does not include 1,000,000 options exercisable at $.18 per shares that expire April 1, 2010 granted on April 1, 2005.

PRINCIPAL SHAREHOLDERS

Item 11. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

                    The following table sets forth information, as of the date hereof, with respect to the beneficial ownership of our common stock by each person known to be the beneficial owner of more than five percent of the outstanding common stock, and by our three directors and executive officers, individually and as a group.

Name and Address	Numbers of Shares Beneficially Owned	%
Cory H. Gelmon 3019 Roxboro Glen Road S.W. Calgary, Alberta Canada T2S 1T9	22,687,730(1)	26.7%
Michael J. Gelmon 7008 Kootenay Street S.W. Calgary, Alberta, Canada T2V 2M3	22,123,833(2)	26.0%

Patrick Anderson 6502 Normandy Lane Madison, Wisconsin 53719	7,422,500(3)	9.0%
Richard J. Doran, Jr. 112 Cheshire Lane Ringwood, NJ 07456	1,150,000(4)	1.5%
Directors and Executive Officers as a group (3 persons)	45,961,563(5)	49.6%

(1)	Includes 6,500,000 immediately exercisable options, 11,100,000 shares pledged as security for a loan, and 63,897 shares owned by members of his immediate family (see Executive Compensation and Certain Relationships and Related Transactions – Securities Purchase Agreement).

(2)	Includes 6,500,000 immediately exercisable options and 10,600,000 shares pledged as security for a loan (see Executive Compensation and Certain Relationships and Related Transactions – Securities Purchase Agreement).

(3)	Includes 3,125,000 immediately exercisable options.

(4)	Includes 1,000,000 immediately exercisable options.

(5)	Includes the shares and options referred to in footnotes (1), (2) and (4).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Chiropractic USA and Franchise Support Network Acquisitions

                    On May 7, 2001, we acquired certain intellectual property, goodwill and other nonmonetary assets from the Gelmons.

                    We purchased the Chiropractic USA development plan for our present business, the franchising of chiropractic clinics under the name Chiropractic USA from the Gelmons for 2,000,000 shares of common stock, 1,000,000 shares each. The shares were valued at the market price of $.03 per share on that date, an aggregate of $60,000. The $60,000 purchase price was allocated to goodwill.

                    We also purchased all of the issued and outstanding shares of Franchise Support Network, Inc. (“FSN”) from the Gelmons, its shareholders, in exchange for 34,047,666 shares. The assets of FSN were recorded on our balance sheet at $-0-, the Gelmons’ historical cost basis, in accordance with accounting rules that apply to transfers of nonmonetary assets from promoters and controlling shareholders. FSN had no assets as of the acquisition date, had not commenced operations and expenses since inception were not material. FSN is intended as a vehicle for acquiring, operating and selling franchises in various businesses. On November 1, 2002, we issued to the Gelmons 24,000,000 shares for the purchase, 12,000,000 shares each. On March 18, 2005, we issued to the Gelmons the balance of 10,047,666 shares, 5,023,333 each.

                    In addition, we entered into management agreements with the Gelmons. Prior to these acquisitions, we engaged unsuccessfully, under different management, in various Internet commerce businesses and the manufacture and sale of computer cases. The purpose of these acquisitions and the benefit to our shareholders was to enable us to enter into our present business using the Gelmons’ proprietary concepts and know-how, to acquire the brand name Chiropractic USA, to acquire a vehicle for other franchising business, and to engage the Gelmons as management. Another purpose was that the Gelmons acquired control of the Company through their management positions and the stock ownership they attained. The number of shares we paid the Gelmons in the acquisitions and the allocation thereof to the development plan and for the shares of FSN were arbitrarily determined to facilitate the acquisition and do not reflect the actual cost of the assets acquired from the Gelmons or the value of the assets to us for financial reporting purposes.

Acquisition of Corporate Clinics

                    In September 2001, the Company entered into an agreement with Advanced Health Center, Inc. (“Advanced”) to purchase three chiropractic clinics and their operating assets for $1,150,000. The purpose of this transaction and the benefit to our shareholders was to enable us to own and operate clinics where we developed and demonstrated our franchise operating system and practices and showcased the Chiropractic USA brand.

                    In June 2002, the agreement was restructured at the request of the Merrill Lynch Business Financial Services, Inc. (“MLBFS”), the lender for the acquisition. MLBFS based approval of the loan on the business experience and personal credit of the Gelmons and strength of the business and assets to be acquired. There would have been substantial complications, delays and other problems involved in approving a loan to us, a small-cap public corporation with a negative operating history. To accommodate the restructuring, the Gelmons formed a new corporation, Southern Health Care, Inc (“Southern”), wholly owned by them to act as a holding company for the business acquired from Advanced. We assigned our right to acquire the clinics to Southern in exchange for a management agreement and franchise agreements. The effects of these agreements was that Southern is treated as our consolidated subsidiary in which we have all of the financial interest and that the Gelmons have no direct pecuniary interest in Southern. In connection with the sale of the clinics to LSI, the agreements with Southern were terminated. We intend to dissolve Southern. See Description of Business – Chiropractic USA.

                    On July 29, 2002, Southern completed the acquisition of Advanced. Southern acquired accounts receivable of $973,469 and furniture, fixtures and equipment of $176,531. In exchange, Southern paid the owner of Advanced, Dr. Dennis Gregory, $900,000 cash, and we issued Dr. Gregory $200,000 in promissory notes due April 30, 2005 with interest at 10% (of which $150,000 has been paid) and 277,778 shares of common stock valued at $50,000 ($.18 per share), the market price on the agreement date. Dr. Gregory is not affiliated with the Company other than through ownership of the shares issued in the acquisition.

                    MLBFS provided Southern with the cash used in the acquisition under a term loan and related installment note due July 31, 2005 in the original principal amount $1,000,000 with interest at 1.4% above the prime rate. On November 16, 2004, we prepaid the entire balance of $584,930 on the installment note.

                    In connection with the agreement to purchase Advanced, we issued an aggregate of 2,300,000 shares of common stock, valued at $345,000 ($.15 per share) to eight individuals for giving their personal guarantees of the term loan and installment note and as loan fees. The purpose and benefit to our shareholders of the personal guarantees was to provide MLBFS with additional recourse as an inducement to make the loan to Southern. The purpose and benefit to our shareholders from the issuance of the shares was to compensate the individuals for guaranteeing the loan as required by MLBFS. Included in the eight individuals were the Gelmons, who each received 600,000 shares as guarantors and for their agreement to indemnify the other guarantors of the loan. Richard J. Doran Jr., a director, received 150,000 shares for his guarantee of the loan.

Loans

                    Management and members of their immediate families have loaned us funds to pay our debts from time to time.

                    Lloyd Parrish was a director who resigned in July 2002. As recently as April 9, 2003 he was also the beneficial owner of more than 5% of our common stock. In 2001 and prior fiscal years, Mr. Parish loaned us more than $28,200 and we issued several promissory notes to him that are due April 30, 2005. The notes are not secured and bear simple interest at 10% per annum. As of December 31, 2004, we owed Mr. Parrish $40,608 pursuant to these notes.

                    During 2001, Eva Gelmon, the mother of the Gelmons, loaned us $37,500. We issued a promissory note to her due April 30, 2005. The note is not secured and bears simple interest at 10% per annum. As of December 31, 2004, we owed Eva Gelmon $65,390 pursuant to this note.

                    From and after 2002, 860532 Alberta Ltd., which is owned and controlled by the Gelmons, loaned us funds. On November 16, 2004, we paid $52,451 against this debt to 860532 Alberta Ltd. As of December 31, 2004, the principal and interest due was $69,050 which was repaid on February 22, 2005. On December 1, 2004, we issued a new promissory note due January 1, 2006 with interest at 7% per annum to evidence our indebtedness to 860532 Alberta Ltd. for our obligations for prior and possible additional advances up to a maximum aggregate of $100,000. Previously the interest rate on the loan from 860532 Alberta Ltd. was 10%.

Contribution of Shares

                    On August 25, 2004, Michael J. Gelmon returned 9,600,000 shares to us for cancellation. He made the contribution to reduce the number of shares issued and outstanding. The benefit to the shareholders was to make 9,600,000 shares available to us to meet our obligations to issue shares we sold to certain investors for cash and agreed to pay for services provided to us. As repayment, we issued to Mr. Gelmon 3,000,000 shares on December 3, 2004 and 6,600,000 shares on March 18, 2005.

Securities Purchase Agreement

                    Effective November 8, 2004 (the "Closing Date"), we entered into a Securities Purchase Agreement with AJW Partners, Inc., AJW Offshore, Ltd., AJW Qualified Partners, LLC and New Millennium Capital Partners II, LLC (hereinafter collectively referred to as the "Selling Shareholders") and ancillary agreements as hereinafter described (collectively the "Transaction Agreements"). Under the Securities Purchase Agreement, we agreed to sell the Selling Shareholders a total of $3,000,000 in Callable Secured Convertible Notes (the "Convertible Notes") due November 8, 2006 with 10% annual interest payable quarterly, the first four months interest to be prepaid from proceeds of the Convertible Notes. The Selling Shareholders may convert the Convertible Notes into shares at the lower of $.22 per share or 60% of the three lowest intraday trading prices during the twenty trading days prior to conversion. Based on the conversion price of $.076 on February 9, 2005 the Convertible Notes can be converted into a minimum of 39,473,685 shares. Management believes that the actual conversion price may be lower and more than the minimum number of shares that may be issued when the Convertible Notes are converted.

                    We agreed to issue to the Selling Shareholders for no additional cash consideration Stock Purchase Warrants (the "Warrants") to purchase one share at $.40 per share for each one dollar of Convertible Notes purchased by the Selling Shareholders. The Warrants expire November 8, 2009. The Selling Shareholders will be entitled to exercise the Warrants on a cashless basis if the shares of common stock underlying the Warrants are not then registered pursuant to an effective registration statement. In the event that a Selling Shareholder exercises the Warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the Warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of the warrant or issued in connection with the Convertible Notes issued pursuant to the Securities Purchase Agreement. Upon the issuance of shares of common stock below the market price, the exercise price of the Warrants will be reduced accordingly. The market price is determined by averaging the last reported sale prices for our shares of common stock for the five trading days immediately preceding such issuance as set forth on our principal trading market. The exercise price shall be determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately prior to the issuance. The denominator of such issuance shall be equal to the number of shares outstanding after the dilutive issuance.

                    In addition, the conversion price of the Convertible Notes and the exercise price of the Warrants will be adjusted in the event that we issue common stock at a price below the fixed conversion price, below market price, with the exception of any securities issued in connection with the Securities Purchase Agreement. The conversion price of the Convertible Notes and the exercise price of the Warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder’s position.

                    Payment of the Convertible Notes is secured by all of our assets pursuant to a Security Agreement and an Intellectual Property Security Agreement.

                    Pursuant to a Registration Rights Agreement we agreed to file a registration statement to register on request by the Selling Shareholders the shares underlying the Notes and Warrants.

                    Michael Gelmon and Cory Gelmon each entered into a Guaranty and Pledge Agreement to provide additional security for our performance of the Transaction Agreements. Michael Gelmon pledged to the Selling Shareholders 15,623,666 shares he now owns of record. Cory Gelmon pledged to the Selling Shareholders 16,123,333 shares he owns of record.

                    We will be subject to the payment of certain penalties and damages in the event we do not satisfy our obligations under the Transaction Agreements including those with respect to registration of the shares underlying the Convertible Notes and Warrants.

                    None of the Selling Shareholders are affiliates of the company. If all of the Convertible Notes are converted and/or if certain conversion limitations are disregarded, the Selling Shareholders are the beneficial owners of 5% or more of our outstanding shares. In the event we default under the Transaction Agreements, the Selling Shareholders may become the record and beneficial owners of the shares pledged by the Gelmons. The Selling Shareholders have contractually agreed to restrict their ability to convert or exercise their Warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

                    On November 16, 2004, we received $1,200,000 from the Selling Shareholders from the sale of Convertibles Notes. On February 22, 2005 we received $800,000 upon filing this registration statement on Form SB-2. Provided that all of the conditions in the Securities Purchase Agreement have been met, the Selling Shareholders will purchase an additional $1,000,000 in Convertible Notes within five days after the effective date of this registration statement.

                    A portion of the proceeds from the Convertible Notes was used to prepay the balance of $584,930 on a term loan and related installment note due July 31, 2005 in the original principal amount of $1,000,000 that were personally guaranteed by the Gelmons and others and a loan from 860532 Alberta Corp. that is owned by the Gelmons. See Certain Relationships and Related Transactions – Acquisition of Corporate Clinics, and Certain Relationships and Related Transactions – Loans. We also used the proceeds to repay principal and interest on other outstanding notes and accounts payable, fees, and business development purposes. The proceeds from the sale of additional Convertible Notes may be used for debt repayment, fees, the acquisition of Nationwide (see Description of Business – Diagnostic USA), and business development.

SELLING SHAREHOLDERS

               The table below sets forth information concerning the resale of the shares of common stock by the Selling Shareholders We will not receive any proceeds from the resale of the common stock by the Selling Shareholders We will receive proceeds from the exercise of the Warrants unless the Selling Shareholders exercise the Warrants on a cashless basis. Assuming all the shares registered below are sold by the Selling Shareholders, none of the Selling Shareholders will continue to own any shares of our common stock.

               The following table also sets forth the name of each person who is offering for resale shares of common stock covered by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Shares of Common stock Included In Prospectus (1)(2)	Beneficial Ownership Before Offering	Percentage of Common stock Before Offering**	Beneficial Ownership After the Offering(4)	Percentage of Common stock Owned After Offering (4)
AJW Offshore Ltd.(3)	13,591,579	13,591,579	4.99%	-0-	-0-
AJW Qualified Partners, LLC(3)	34,828,421	34,828,421	4.99%	-0-	-0-
AJW Partners, LLC(3)	34,828,421	34,828,421	4.99%	-0-	-0-
New Millennium Capital Partners II, LLC(3)	1,698,948	1,698,948	4.99%	-0-	-0-

(1) Includes a good faith estimate of the shares issuable upon conversion of the Convertible Notes and exercise of Warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the Convertible Notes is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the Convertible Notes, if the Convertible Notes had actually been converted on May 3, 2005, the conversion price would have been $.13.

(2) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the Convertible Notes and exercise of the related Warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the Selling Shareholders have contractually agreed to restrict their ability to convert their secured Convertible Notes or exercise their Warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the Selling Shareholders exceeds the number of shares of common stock that the Selling Shareholders could own beneficially at any given time through their ownership of the Convertible Notes and the Warrants. In that regard, the beneficial ownership of the common stock by the Selling Shareholders set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3) The Selling Shareholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed above owned by AJW Partners, LLC. AJW Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed above owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC. The four Selling Shareholders are considered to be a group as defined under the Securities Exchange Act of 1934. The four Selling Shareholders are affiliated entities and may not own more then 4.99% of our Common stock on an aggregate basis. We have been notified by the Selling Shareholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(4) Assumes that all securities registered will be sold.

PLAN OF DISTRIBUTION

               The Selling Shareholders and any of their donees, pledgees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of our common stock being offered under this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales, which may include block transactions, may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

(a) ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; (b) block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (c) purchases by a broker-dealer as principal and resales by the broker-dealer for its own account; (d) an exchange distribution in accordance with the rules of the applicable exchange; (e) privately negotiated transactions; (f) short sales, which are contracts for the sale of shares of stock that the seller does not own, or certificates for which are not within his control, so as to be available for delivery at the time when, under applicable rules, delivery must be made; (g) transactions to cover short sales; (h) broker-dealers may agree with the Selling Shareholders to sell a specified number of shares at a stipulated price per share; (i) a combination of any of these methods of sale; or (j) any other method permitted by applicable law.

               The sale price to the public may be: (a) the market price prevailing at the time of sale; (b) a price related to the prevailing market price; (c) at negotiated prices; or (d) price the Selling Shareholders determines from time to time.

               The shares may also be sold under Rule 144 or Regulation S under the Securities Act of 1933, if available, rather than under this prospectus. The Selling Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

               The Selling Shareholders may also engage in short sales against the box, which are sales where the seller owns enough shares to cover the borrowed shares, if necessary, puts and calls and other transactions in securities of the company or derivatives of the company securities of the company and may sell or deliver shares in connection with these trades. The Selling Shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Shareholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

               Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

               The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

               The Selling Shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, no Selling Shareholders has entered into any agreement with a prospective underwriter, and there is no assurance that any such agreement will be entered into. If a Selling Shareholders enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

               The Selling Shareholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Shareholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

               This prospectus does not cover the sale or other transfer of the Convertible Notes or the Warrants held by the Selling Shareholders or the issuance of shares of common stock to the holders of the Convertible Notes or the Warrants upon conversion or exercise. If a Selling Shareholders transfers its Convertible Notes or Warrants prior to conversion or exercise, the transferee of the Convertible Notes or Warrants may not sell the shares of common stock issuable upon conversion of the Convertible Notes or upon exercise of the Warrants under the terms of this prospectus unless this prospectus is appropriately amended or supplemented by us.

               For the period a holder holds the Convertible Notes or the Warrants, the holder has the opportunity to profit from a rise in the market price of our common stock without assuming the risk of ownership of the shares of common stock issuable upon conversion of the Convertible Notes or upon exercise of the Warrants. The terms on which we could obtain additional capital during the period in which the Convertible Notes or the Warrants remain outstanding may be adversely affected. The holders of the Convertible Notes and the Warrants are most likely to voluntarily convert their Convertible Notes or exercise their Warrants when the conversion price or exercise price is less than the market price of our common stock.

               We have agreed to indemnify the Selling Shareholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Selling Shareholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

DESCRIPTION OF CAPITAL STOCK

               Our authorized capital stock is 500,000,000 shares of common stock and 100,000,000 shares of preferred stock, all no par value.

               Shares of common stock may be issued from time to time as the Board of Directors may determine. Holders of common stock will be entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor after the requirements with respect to preferential dividends on the preferred stock, if any, have been met, and we have complied with all other requirements and subject to any other conditions relating to the preferred stock. In the event of liquidation, holders of common stock will be entitled to a proportionate share in any distribution of our assets after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of the preferred stock. Holders of common stock will not have preemptive rights. Each share of common stock will be entitled to one vote, and cumulative voting will not permitted in the election of directors.

               At such time as there will be six or more directors, directors will be elected in three classes for terms of up to three years, and vacancies that occur during the year may be filled by the Board of Directors to serve for the remainder of the full term.

               Shares of preferred stock may be issued from time to time in one or more series as may be determined by the Board of Directors. The voting powers and the preferences and the relative, participating, optional and other special rights of each such series, and the qualifications, limitations or restrictions thereof shall be established by the Board of Directors except that no holder of preferred stock shall have preemptive rights.

               A quorum for the transaction of business at any meeting of the shareholders will be one-third of the shares entitled to vote. The affirmative vote of the holders of at least a majority of the shares voted at a meeting of the shareholders at which a quorum is present will constitute shareholder approval of matters to be acted upon by the shareholders. However, in the case of a sale or other transfer of substantially all our assets, liquidation, merger, consolidation, reorganization, or similar type of extraordinary corporate transaction with a beneficial owner of 10% or more, the affirmative vote of two-thirds of the shares entitled to vote thereon will constitute approval unless such transaction is with an affiliate or subsidiary, or the transaction is approved by the affirmative vote of a majority of our continuing directors. Continuing directors will be those directors who were our directors prior to the beneficial owner of 10% or more becoming a beneficial owner or affiliate, or who are designated continuing directors prior to or at their first election as directors. Shareholders may act by written consent of a majority of the shares entitled to vote, subject to any greater voting requirements as set forth above.

               Although our Board of Directors has no current plans to use the additional shares of common stock, "blank check" preferred stock, classification of directors, cumulative voting and greater than a majority voting requirements to entrench present management, the foregoing are considered anti-takeover measures to prevent hostile takeovers attempts. To the knowledge of management, no hostile takeover attempts are presently threatened or contemplated.

               Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Transfer Online Inc. Its telephone number is (503) 227-2950.

LEGAL MATTERS

               The validity of the shares of common stock offered under this prospectus will be passed upon by Noel E. Guardi, Attorney at Law, Denver, Colorado.

EXPERTS

               Our consolidated financial statements as of December 31, 2004 and for the year ended December 31, 2004 included in this prospectus and in the registration statement of which this prospectus is a part have been audited by Schwartz Levitsky Feldman LLP, our independent registered public accountant firm, to the extent and for the periods set forth in their report, appearing elsewhere in this prospectus and are incorporated in this prospectus in reliance upon the report given upon the authority of Schwartz Levitsky Feldman LLP, as experts in auditing and accounting.

               Our consolidated statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2003 included in this prospectus and in the registration statement of which this prospectus is a part have been audited GHP Horwath, P.C., our prior independent registered public accountant firm, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and are incorporated in this prospectus in reliance upon the report given upon the authority of GHP Horwath, P.C., as experts in auditing and accounting. GHP Horwath, P.C. has not performed any auditing, review or accounting services subsequent to the audit of the December 31, 2003 consolidated financial statements and on September 1, 2004, we dismissed them.

WHERE YOU CAN FIND MORE INFORMATION

               We have filed with the Securities and Exchange Commission a registration statement on Form SB 2 under the Securities Act, and the rules and regulations promulgated under the Securities Act, with respect to the common stock offered under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. While material elements of the contracts and documents referenced in this prospectus are contained in this prospectus, statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the full text of the contract or other document which is filed as an exhibit to the registration statement.

               For further information with respect to us and the common stock offered under this prospectus, reference is made to the registration statement and its exhibits and schedules. The registration statement, including its exhibits and schedules, may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such documents may be obtained from the Securities and Exchange Commission upon the payment of the charges prescribed by the Securities and Exchange Commission. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

               The Securities and Exchange Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's web site address is http://www.sec.gov/edgar. Our web site address is http://www.chiropracticusa.net.

BANYAN CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

TOGETHER WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Amounts expressed in US Dollars)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Banyan Corporation

We have audited the accompanying consolidated balance sheet of Banyan Corporation as at December 31, 2004 and the related consolidated statement of operations, cash flows and stockholders’ deficiency for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Banyan Corporation as at December 31, 2004 and the results of its operations and its cash flows for the year ended December 31, 2004 in accordance with generally accepted accounting principles in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in note 1 to the consolidated financial statements, the Company has incurred significant losses, has a working capital deficiency and lacks long-term financing. These conditions raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The consolidated financial statements of Banyan Corporation as at December 31, 2003 and for the year ended December 31, 2003 were audited by other auditors whose report dated April 15, 2004 included an explanatory paragraph that there was substantial doubt about the Company’s ability to continue as a going concern and that those financial statements did not include any adjustments that might result from that uncertainty.

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada
April 15, 2005 Except for Note 16, which is dated April 29, 2005	Chartered Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Banyan Corporation

We have audited the accompanying consolidated statements of operations, stockholders' deficit and cash flows of Banyan Corporation and subsidiaries for the year ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Banyan Corporation and subsidiaries for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant operating losses for several years. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GHP HORWATH, P.C.

Denver, Colorado
April 15, 2004

     BANYAN CORPORATION
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2004
(Expressed in US Dollars)

ASSETS

Current assets:
Cash and cash equivalents	$945
Accounts receivable	30,000
Prepaid expenses	22,575
Current portion of note receivable (Note 3)	24,841

Total current assets	78,361

Note receivable (Note 3)	799,666
Other assets, net (Note 7)	167,710

$1,045,737

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable (Note 10)	$1,420,923
Accrued interest	72,242
Other liabilities (Note 11)	167,747
Notes payable (Note 8)
Related parties	119,050
Others	262,980

Total current liabilities	2,042,942

Convertible note (Note 7)	400,000

2,442,942

Commitments and contingencies (Notes 3, 4, 5, 7, 9 and 11)

Stockholders' deficit (Notes 2, 3, 7, 9, 10 and 16)
Preferred stock; no par value; 10,000,000 shares authorized
Class A convertible preferred stock; 500,000 shares authorized
187,190 shares issued and outstanding;
liquidation preference $514,773	334,906
Common stock; no par value; 60,000,000 Class A shares
authorized; 58,661,744 shares issued and outstanding	9,962,336
Deferred compensation costs	(20,542)
Common stock to be issued	73,912
Accumulated deficit	(11,747,817)

Total stockholders' deficit	(1,397,205)

$1,045,737

The accompanying notes are an integral part of these consolidated financial statements

BANYAN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2004 AND 2003
(Expressed in US Dollars)

	2004	2003

Revenue from franchised clinics	$465,729	$54,138

Franchise cost	106,552	33,830
Impairment loss (Note 2)	-	52,000
Selling, general and administrative expenses	2,566,783	3,335,478

	2,673,335	3,421,308

Loss from operations	(2,207,606)	(3,367,170)

Other expense

Interest expense:
Related parties	(8,619)	(3,250)
Other	(71,057)	(70,365)

Loss from continuing operations	(2,287,282)	(3,440,785)

Discontinued operations (Note 3)
Loss from operations of discontinued subsidiary	(414,833)	(478,588)
Gain on disposal of net assets of subsidiary	242,187	-

	(172,646)	(478,588)

Net loss	$(2,459,928)	$(3,919,373)

Loss from continuing operations per common share:

Basic and diluted	$(0.04)	$(0.07)

Net loss per common share:

Basic and diluted	$(0.04)	$(0.08)

Weighted average number of common
shares- outstanding - basic and diluted	57,155,110	48,715,457

The accompanying notes are an integral part of these consolidated financial statements

BANYAN CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
YEARS ENDED DECEMBER 31, 2004 AND 2003
(Expressed in US Dollars)

						Common
	Preferred stock		Common stock			stock		Stock-
	Class A		Class A		Deferred	to be	Accumulated	holders'
	Shares	Amount	Shares	Amount	compensation	issued	deficit	deficit

Balances at January 1, 2003	187,190	$334,906	43,451,846	$4,496,796	$(39,669)	$3,500	$(5,368,516)	$(572,983)

Issuance of common stock for services (Note 9)			422,000	65,500				65,500

Issuance of common stock for services (Note 9)			1,428,571	200,000	(200,000)			-

Stock compensation plans (Note 9)				906,850				906,850

Transfer of 100,000 shares of subsidiary common
stock for services				6,000				6,000

Conversion of notes payable to equity (Note 9)			198,000	35,500				35,500

Common stock issued for cash (Note 9)			1,930,500	259,115				259,115

Common stock and warrants issued for cash
of $596,000 and services of $1,397,590 (Note 9)			5,660,000	1,993,590				1,993,590

Exercise of warrants for cash			350,000	35,000				35,000

Amortization of deferred compensation					56,999			56,999

Net loss							(3,919,373)	(3,919,373)

Balances at December 31, 2003	187,190	334,906	53,440,917	7,998,351	(182,670)	3,500	(9,287,889)	(1,133,802)

Issuance of common stock for services (Note 9)			2,254,000	382,370				382,370

Issuance of common stock for services (Note 9)			500,000	123,250	(123,250)			-

Stock compensation plans (Note 9)				412,950				412,950

Conversion of notes payable to equity (Note 9)			650,000	89,282				89,282

Common stock issued for cash (Note 9)			3,881,827	425,220				425,220

Common stock issued for cash and services
of $422,250 and services of $339,075 (Note 9)			4,935,000	761,325				761,325

Issuance of common stock for options exercised (Note 9)			300,000	30,000				30,000

Stock redeemed (Note 9)			(9,600,000)	(1,440,000)				(1,440,000)

Stock reissued (Note 9)			3,000,000	450,000				450,000

Stock to be issued			(700,000)	(70,412)		70,412		-

Amortization of deferred compensation					285,378			285,378

Beneficial conversion (Note 7)				800,000				800,000

Net loss							(2,459,928)	(2,459,928)

Balances at December 31, 2004	187,190	$334,906	58,661,744	$9,962,336	$(20,542)	$73,912	$(11,747,817)	$(1,397,205)

The accompanying notes are an integral part of these consolidated financial statements

BANYAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2004 AND 2003
(Expressed in US Dollars)

	2004	2003

Cash flows from operating activities of continuing operations
Net loss from continuing operations	$(2,287,282))	$(3,440,785))
Adjustments to reconcile net loss to net cash
used in operating activities:
Impairment loss	-	52,000
Stock, options and warrents issued for services	1,134,395	2,238,529
Amortization of deferred compensation	285,378	56,999
Amortization of other assets	15,246	-
Expenses paid by convertible note	37,436	-
Note payable written-off	(45,000)	-
Foreign exchange on note payable	17,500	-
Changes in assets and liabilities from continuing operations:
Accounts receivable	(22,754)	(7,246)
Accounts payable and accrued expenses	53,914	82,088

Net cash used in operating activities of continuing operations	(811,167)	(1,018,415))

Cash flows from investing activities:	-	-

Cash flows from financing activities
Net proceeds from notes payable, related parties	(4,530)	73,591
Proceeds from long term debt	377,103	-
Deferred finance fees	(5,000)	-
Payments on long term debt and notes payable	(8,000)	(55,000)
Proceeds from issuance of common stock and exercise
of options and warrents	877,470	890,115

Net cash provided by financing activities of continuing operations	1,237,043	908,706

Cash (used in) provided by discontinued operations	(435,140)	70,741

Net decrease in cash	(9,264)	(38,968)

Cash and cash equivalents, beginning of year	10,209	49,177

Cash and cash equivalents, end of year	$945	$10,209

(continued)

The accompanying notes are an integral part of these consolidated financial statements

BANYAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
YEARS ENDED DECEMBER 31, 2004 AND 2003
(Expressed in US Dollars)

Supplemental disclosures of cash flow information:

Cash paid for interest	$703		$22,958

Supplemental disclosure of non-cash investing and
financing activities:

Convertible note
Convertible note, issued	$1,200,000
Finance fees capitalized	(177,956)
Expenses	(37,436)
Prepaid interest	(22,575)
Southern Health Care Inc. loan repaid	(584,930)

	$377,103	$

Sale of assets of Southern Health Care Inc.
Carrying value of net assets	$471,278
Liabilities not assumed by purchaser	111,042
Note receivable issued	(824,507)

Gain on sale of subsidiary	$(242,187)	$

Class A common stock issued in satisfaction of
notes payable (Note 9)	$89,282		$35,500

The accompanying notes are an integral part of these consolidated financial statements

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
(Expressed in US Dollars)

1.	Organization, principles of consolidation, going concern, results of operations and management’s plans: Organization and principles of consolidation:

Banyan Corporation (the “Company”), an Oregon corporation, was incorporated on June 13, 1978. The Company primarily franchises Chiropractic USA chiropractic clinics in the health care industry. All clinics are operated by independent entrepreneurs under the terms of franchise arrangements (franchisees).

The consolidated financial statements include the accounts of Banyan Corporation, its wholly-owned subsidiaries, Banyan Financial Services, Inc. (a Colorado corporation), Franchise Support Network Inc. (a Canadian corporation) and its majority-owned subsidiary, Chiropractic USA, Inc. (a Colorado corporation) and the accounts of Southern Health Care, Inc. (a Colorado corporation) in accordance with guidelines established under Emerging Issue Task Force 97-2 Application of FASB Statement No. 94 and APB Opinion 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements. The Company meets all six of the requirements for a controlling financial interest that results in the consolidation of Southern Health Care, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation. Banyan Financial Services Inc. and Franchise Support Network Inc. have not commenced operations.

Going concern, results of operations and management’s plans:

The Company has incurred operating losses for several years. These losses have caused the Company to operate with limited liquidity and have created stockholders’ deficit and working capital deficiencies of $1,397,205 and $1,964,581, respectively, as of December 31, 2004. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans to address these concerns include the conversion of outstanding debt to equity, additional equity financing, sales of franchises, increasing collections of receivables from franchisees and acquisition of a diagnostic imaging business, which management believes to have a positive cash flow and in addition selling the company-owned clinics that had a negative cash flow.

The accompanying financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts of liabilities that might be necessary should the Company be unsuccessful in implementing these plans, or otherwise be unable to continue as a going concern.

2.	Summary of significant accounting policies: Use of estimates:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents:

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts receivable:

Accounts receivable are uncollateralized and consist primarily of receivables from franchisees. Management reviews accounts receivable periodically for collectibility and establishes an allowance for doubtful accounts and records bad debt expense when deemed necessary.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
(Expressed in US Dollars)

2.	Summary of significant accounting policies (continued): Goodwill:

Goodwill, arising from the acquisition of the Chiropractic USA development plan, represents the purchase price in excess of the fair value of assets acquired. In June 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial and Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. Effective January 1, 2002, SFAS No. 142 no longer allows the amortization of goodwill and intangible assets with indefinite useful lives. SFAS No. 142 requires that these assets be reviewed for impairment at least annually, or whenever there is an indication of impairment. Intangible assets with finite lives will continue to be amortized over their estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

SFAS No. 142 requires companies to allocate goodwill to identifiable reporting units, which are then tested for impairment using a two-step process detailed in the statement. The first step requires comparing the fair value of each reporting unit with its carrying amount, including goodwill. If the fair value exceeds the carrying amount, goodwill of the reporting unit is considered not impaired, and the second step of the impairment test is not necessary. If the fair value of the reporting unit does not exceed the carrying amount, the second step of the goodwill impairment test must be performed to measure the amount of impairment loss, if any. This step requires the allocation of the fair value of the reporting unit to the reporting unit’s assets and liabilities (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over its re- evaluated net assets would be the new basis for the reporting unit’s goodwill, and any necessary goodwill write down to this new value would be recognized as an impairment expense. The Company performed its annual goodwill impairment test in the fourth quarter of 2003 and determined that goodwill was impaired as of that testing date. As a result, the Company recorded an impairment loss of $52,000 for the year ended December 31, 2003.

Revenue recognition:

Fees from franchised clinics include initial franchise fees and continuing royalty fees and marketing fees. Initial fees are recognized upon opening of a clinic, which is when the Company has performed substantially all initial services required by the franchise arrangement. Continuing fees are recognized in the period earned.

Comprehensive income:

SFAS No. 130, Reporting Comprehensive Income, establishes accounting and reporting requirements for comprehensive income. During the years ended December 31, 2004 and 2003, the Company had no components of comprehensive income to report.

Foreign currency translation:

Operating revenue and expenses arising from foreign currency transactions are translated into US dollars at exchange rates in effect on the date of the transactions. Monetary assets and liabilities are translated into US dollars at the exchange rate in effect at the balance sheet date. Gains or losses arising from the translations are included in earnings.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
(Expressed in US Dollars)

2.	Summary of significant accounting policies (continued): Stock-based compensation:

SFAS No. 123, Accounting for Stock-Based Compensation allows companies to choose whether to account for employee stock-based compensation on a fair value method, or to continue accounting for such compensation under the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB 25”). The Company has chosen to continue to account for employee stock based compensation using APB 25. Accordingly, no compensation expense has been recognized for options granted at fair value. Had compensation cost for the Company’s stock options plan been determined based on the fair value at the grant dates for awards under the plans consistent with the fair-value based method of accounting prescribed by SFSA No. 123, the Company’s results would have been changed to the pro forma amounts indicated below:

	2004	2003
Net loss, as reported	$(2,459,928)	$(3,919,373)
Deduct: Total stock-based employee
compensation expense determined under
fair value based method for all awards	(120,000)	(375,500)
Net loss, pro forma	$(2,579,928)	$(4,294,873)
Basic and diluted loss
per share, as reported	$(0.04)	$(0.08)
Basic and diluted loss per share, pro forma
per share, pro forma	$(0.05)	$(0.09)

The fair value of each option and grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended December 31, 2004 and 2003: dividend yield of zero; expected volatility of 16% (ranging from 197% to 181% for 2003); risk-free interest rates of 3% (ranging from 1.36% to 1.68% for 2003); and an expected term of 5 years (18-36 months for 2003).

Income taxes:

The Company provides for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 requires an asset and liability based approach in accounting for income taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes. Valuation allowances are established against assets, which are not likely to be realized.

Impairment of long-lived assets:

Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by that asset. If such assets are considered impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Based on its review, management does not believe that any impairment of long-lived assets exists at December 31, 2004.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
(Expressed in US Dollars)

2.	Summary of significant accounting policies (continued): Net loss per share:

Basic net loss per share is computed by dividing the net loss applicable to common stockholders by the weighted-average number of shares of common stock outstanding for the year. Diluted net loss per share reflects the potential dilution that could occur if dilutive securities were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company, unless the effect of such inclusion would reduce a loss or increase earnings per share. For the years ended December 31, 2004 and 2003, the effect of the inclusion of dilutive shares would have resulted in a decrease in loss per share. Accordingly, the weighted average shares outstanding have not been adjusted for dilutive shares.

Advertising:

Advertising costs are expensed as incurred. For the years ended December 31, 2004 and 2003, advertising costs were approximately $114,000 and $90,000, respectively.

Business segments:

The Company has adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, which establishes reporting and disclosure standards for an enterprise’s operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available and regularly reviewed by the Company’s senior management. During 2004 and 2003, the Company operated in two business segments, franchising chiropractic clinics and chiropractic services, the later of which was disposed of in 2004 and is recorded under discontinued operations. (See Note 13)

Recently issued accounting pronouncements:

In January 2003, the FASB issued SFAS Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”), which changes the criteria by which one company includes another entity in its consolidated financial statements. FIN 46 requires a variable interest entity (“VIE”) to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitles to receive a majority of the entity’s residual returns or both. In December 2003, the FASB approved a partial deferral of FIN 46 along with various other amendments. The effective date for this interpretation has been extended until the first fiscal period ending after December 15, 2004. However, prior to the required application of this interpretation, a public entity that is a small business issuer shall apply this interpretation to those entities that are considered to be special purpose entities no later than as of the end of the first reporting period after December 15, 2003. As the Company does not currently have an interest in a VIE or special purpose entity, management does not expect that the adoption of FIN 46 will have a material effect on the financial condition or results of operations of the Company.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS No. 150 establishes new standards on how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. The provisions of SFAS No. 150 are generally effective for all financial instruments entered into or modified after May 31, 2003, except for those provisions relating to mandatory redeemable non- controlling interests, which have been deferred. The adoption of SFAS No. 150 did not have a material impact on the financial position or results of the Company. If the deferred provisions of SFAS No. 150 are finalized in their current form, management does not expect adoption to have a material effect on the financial position or results of operations of the Company.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
(Expressed in US Dollars)

2.	Summary of significant accounting policies (continued): Recently issued accounting pronouncements (continued):

In November 2004, the FASB issued SFAS No. 151, Inventory Costs – an amendment of ARB No. 43, Chapter 4. This statement amends the guidance in ARB No. 43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and waste material (spoilage). SFAS No. 151 requires that those items be recognized as current-period charges. In addition, this statement requires that all allocation of fixed production overheads to costs of conversion be based upon the normal capacity of the production facilities. The provisions of SFAS No. 151 are effective for fiscal years beginning after June 15, 2005. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2006. Management does not expect the adoption of SFAS No. 151 to have a significant impact on the financial position or results of operations of the Company.

In December 2004, the FASB issued SFAS No. 152, Accounting for Real Estate Time-Sharing Transactions – an amendment of FASB Statements No. 66 and 67. This statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA SOP 04-2, Accounting for Real Estate Time-Sharing Transactions. SFAS No. 152 also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for incidental operations and costs incurred to sell real estate projects does not apply to real estate time-sharing transactions, with the accounting for those operations and costs being subject to the guidance in SOP 04-2. The provisions of SFAS No. 152 are effective in fiscal years beginning after June 15, 2005. As Such the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2006. Management does not expect the adoption of SFAS No. 152 to have a significant impact on the financial position or results of operations of the Company.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets – an amendment of APB Opinion No. 29. SFAS No. 153 replaces the exception from fair value measurement in APB Opinion No. 29 for non-monetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for all interim periods beginning after June 15, 2005. As such, the Company is required to adopt these provisions at the beginning of the fiscal quarter ended September 30, 2005. The Company is currently evaluating the impact of SFAS No. 153 on its consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. SFAS No. 123R revises FASB Statement No. 123, Accounting for Stock-Based Compensation, and supersedes APB Opinion No. 25, Accounting for Stock issued to Employees. SFAS No. 123R requires all public and non-public companies to measure and recognize compensation expense for all stock-based payments for services received at the grant-date fair value, with the cost recognized over the vesting period (or the requisite service period). SFAS No. 123R is effective for non-small business issuers for all interim periods beginning after June 15, 2005. SFAS No. 123R is effective for small business issuers for all interim periods beginning after December 15, 2005. As such, the Company is required to adopt these provisions at the beginning of the fiscal quarter ended March 31, 2006. Retroactive application of the provisions of SFAS No. 123R to the beginning of the fiscal year that includes the effective date is permitted, but not required. The Company is currently evaluating the impact of SFAS No. 123R on its consolidated financial statements.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
(Expressed in US Dollars)

3.	Business acquisitions and dispositions:

In September 2001, the Company, entered into an agreement with Advanced Health Center, Inc. (“Advanced”) of Lake Charles, Louisiana to purchase three chiropractic clinics and their operating assets for $1,150,000. On June 26, 2002, the Company’s wholly-owned subsidiary, Chiropractic USA, Inc. assigned its right to acquire the clinics to Southern Health Care, Inc., (”Southern”) a newly formed Colorado holding company with no other assets, in exchange for a management agreement and franchise agreements. Southern is wholly owned by the Company’s chief executive and chief financial officer. This assignment was undertaken at the request of the financial institution funding the acquisition to accommodate their desired organizational structure for the transaction. On July 29, 2002, Southern completed the acquisition of Advanced. As part of the agreement to purchase Advanced, the Company agreed to issue an aggregate of 2,300,000 shares of its Class A common stock, valued at $345,000 as guarantee and loan fees on the financial institution debt of Southern. The guarantee and loan fees were being amortized over the three-year term of the loan. However, in November 2004, the Company repaid in full the guaranteed loan and wrote-off the unamortized balance of the guarantee. In December 2004, the net assets of Southern were transferred to Chiropractic USA, who in turn sold the net assets to a third party. The disposal included accounts receivable with a book value of approximately $650,000, furniture, fixtures and equipment with a book value of approximately $102,000 and accounts payable with a book value of approximately $224,000. The sale agreement is for $1,000,000 minus $175,493 of accounts payable and the company assuming $50,000 of accounts payable, in exchange for a promissory note of $824,507, bearing interest at 5% starting, principal and interest, in September 2005. Principal and interest amounts will be paid in 120 monthly instalments. The promissory note is secured by all current and future acquired assets of the purchaser.

On May 7, 2001, the Company made an offer to purchase all of the issued and outstanding shares of Franchise Support Network, Inc. (“FSN”) in exchange for 34,047,666 shares of the Company’s Class A common stock. The Company issued an aggregate of 24,000,000 shares of its Class A common stock to the shareholders of FSN, Michael and Cory Gelmon, on November 30, 2002. The transaction has been accounted for by the Company under guidance provided by SAB No. 48 (Topic 5-G), Transfers of Nonmonetary Assets by Promoters or Shareholders. Accordingly, the assets of FSN have been recorded at the transferors’ historical cost basis, which is zero, as FSN had no assets as of the acquisition date, had not commenced operations and expenses since inception are not material. At December 31, 2004, the Company’s chief executive and chief financial officer hold 15,100,000 shares of the Company’s Class A common stock, or approximately 26% of the issued and outstanding Class A common stock. At December 31, 2004, there were 10,047,666 shares to be issued to the Company’s chief executive and chief financial officer for the acquisition of FSN, when they become available for issue (see Note 16).

4.	Franchise Operations:

As of December 31, 2004, the Company’s subsidiary, Chiropractic USA Inc., is entered into more than fifty franchise agreements. Franchise agreements are for ten-year terms. The franchise agreements provide for payment of percentage royalties, contribution to a national advertising fund, and charges for additional services selected by the franchisee. New practitioners pay a franchise fee in addition to these charges. Some franchise agreements cover more than one location.

As of December 31, 2004, the Company’s subsidiary Chiropractic USA Inc., is entered into thirteen area developer agreements. Area developer agreements are for five-year terms. An area developer is responsible for developing a number of additional Chiropractic USA franchised locations within an exclusive territory. Area developers are paid a percentage of the royalties collected in the territory. An area developer typically enters into one or more franchise agreements.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
(Expressed in US Dollars)

5.	Lease commitments:

The Company leases office space in Los Angeles, California under a month-to-month lease for $250 per month.

6.	Income taxes:

The Company did not incur income tax expense for the years ended December 31, 2004 and 2003. The difference between the expected tax benefit computed at the federal statutory income tax rate of 34% and the effective tax rate for the years ended December 31, 2004 and 2003 was due primarily to the tax effect of the change in the valuation allowance.

The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

The following is a summary of the Company’s deferred tax assets and liabilities arising from differences in financial statement and income tax bases for the following assets at December 31, 2004:

Net operating loss carry forward	$3,702,600
Deferred tax asset valuation allowance	(3,702,600)

$-

At December 31, 2004 the Company has approximately $10,890,000 of unused federal net operating loss carry forwards, which expire from 2005 through 2024. A valuation allowance has been provided to reduce the deferred tax assets to zero, as realization is not assured. In addition, due to the change in control of the Company in 2002, the net operating loss carry forwards may be limited.

7.	Convertible note:

Face value of note	$1,200,000
Less: unamortized discount	(800,000)

$400,000

The Company has entered into an agreement to sell $3,000,000 in convertible notes. The proceeds are to be advanced in stages.

The convertible notes have a term of two years after issuance and bear interest at 10%. Four months of interest is payable upon issuance. Any interest that has not been paid in advance is payable monthly. In any month in which the stock price is greater than $0.22, the interest for that month shall be zero. The notes are immediately convertible into shares of the Company’s common stock at the holder’s option. The conversion price will be equal to the lesser of $0.22 and the average of the lowest 3 intra-day trading prices during the 20 trading days prior to the conversion date discounted by 40%.

Lenders shall receive for each $1.00 of note, warrants to purchase one share of the Company’s common stock. Warrants have a five-year term from the date of issuance with an exercise price equal to $0.40 a share. Warrants are issued at the same time the proceeds are received.

As of December 31, 2004, the first advance of the $1,200,000 was received, and 1,200,000 warrants were issued. Financing fees related to the first advance amounted to $182,956. The fees were capitalized and are being amortized over the two-year term of the note. The note is due in November 2006. The second advance of $800,000 was received after the year-end upon filing of a registration statement for the shares underlying the convertible notes and warrants. The final $1,000,000 advance is due within five days after the effective date of the registration statement

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
(Expressed in US Dollars)

7.	Convertible note (continued):

As a result of the advance of the amount $1,200,000 on account of the convertible note, a beneficial conversion in the amount of $800,000 resulted this amount has been deducted from the face value of the note and will be charged to earnings upon the registration statement becoming effective. The receipt of the second advance of $800,000 will result in an estimated beneficial conversion in the amount of $533,000, which will be added to the unamortized discount and charged to earnings upon the registration statement becoming effective.

8.	Notes payable:

At December 31, 2004 notes payable consist of the following:

Related Parties

Note payable, family member of a principal stockholder/officer; unsecured;
interest at 10%; due January 2006	$50,000
Note payable, entity controlled by chief executive and chief financial officers;
unsecured; interest at 10%; due January 2006	69,050

$119,050

Other

Note payable; unrelated entity, unsecured; interest at 10%, due June 2002, past due	$5,000
Note payable; unrelated party, unsecured; interest at 8%, due April 2005	15,000
Note payable; unrelated party, unsecured; interest at 10%, due April 2005	33,840
Note payable; unrelated party, unsecured; interest at 9%, due April 2005	16,300
Note payable; unrelated party, unsecured; interest at 9%, due April 2005	12,200
Note payable; unrelated party, unsecured; interest at 10%, due April 2005	130,640
Note payable; unrelated party, unsecured; interest at 10%, due April 2005	50,000

$262,980

9.	Stockholders’ deficit: Preferred stock:

The Company has 10,000,000 shares of no par value preferred stock authorized, and has designated 500,000 shares of Class A convertible preferred stock and 500,000 shares of Class B preferred stock. No Class B preferred stock is issued or outstanding.

At December 31, 2004 and 2003, there were 187,190 shares of no par value, Class A convertible preferred stock issued and outstanding. The Company may call the shares at $2.75 per share at any time. Each share of Class A convertible preferred stock is convertible at any time into one share of the Company’s Class A common stock.

Common stock:

In September 2003, the Board of Directors re-designated 10,000,000 shares of no par value, Class B common stock as no par value, Class A common stock thereby increasing the number of authorized shares of Class A common stock from 50,000,000 to 60,000,000. There are no longer any shares of Class B common stock authorized.

At December 31, 2004, the Company has 60,000,000 shares of no par value, common stock authorized. At the end of the year, there were 58,661,744 shares of Class A common stock issued and outstanding. In addition, the Company has outstanding options of 22,120,000, outstanding warrants of 1,200,000, a commitment to issue 1,800,000 additional warrants, outstanding preferred stock of 187,190, 10,047,666 shares to be issued to its officers and directors in connection with the acquisition of intellectual property and the stock of a now-inactive subsidiary, a commitment to issue 6,600,000 shares to the Chief Executive Officer and 700,000 shares to be issued for subscriptions before December 31, 2004. The Company does not have sufficient authorized shares to issue and deliver all those shares. The Company had a special shareholders’ meeting to increase its authorized shares in an amount sufficient to meet its obligations to issue shares and future requirements in March 2005 (see Note 16).

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
(Expressed in US Dollars)

9.	Stockholders’ deficit (continued): Stock transactions:

During the year ended December 31, 2004, the Company sold an aggregate of 4,935,000 shares of its Class A common stock, at less than the market value on the date of sale, for cash of $422,250 to franchisees and area developers. As the cash consideration for the stock sales was less than the market value on the sales dates, the Company recorded an expense of $339,075 for the effect of these discounts. During the year ended December 31, 2004, the Company issued an aggregate of 3,881,827 shares of Class A common stock to investors at an average price of approximately $0.11 per share for total cash consideration of $425,220.

In February 2004, the Company issued 500,000 shares of Class A common stock, valued at $0.25 per share, which was equal to the market price on the agreement date, to consultants under twelve month service agreements.

In February 2004, the Company issued 950,000 shares of Class A common stock for services rendered. The shares were valued at $212,544 and expensed.

In February 2004, the Company issued 300,000 shares of Class A common stock to related parties who exercised options. The company received $30,000.

In August 2004, the Company issued 904,000 shares of Class A common stock for services rendered. The shares were valued at $114,376 and expensed.

In August 2004, the Company redeemed 9,600,000 shares of Class A common stock from the chief executive officer of the Company. The shares were valued at $1,440,000 and recorded as payable. In September 2004, the Company issued 650,000 shares of Class A common stock, valued at $89,282 for cancellation of debt.

In October 2004, the Company issued 250,000 shares of Class A common stock for services rendered. The shares were valued at $32,500 and expensed.

In November 2004, the Company issued 150,000 shares of Class A common stock for services rendered. The shares were valued at $22,950 and expensed.

In December 2004, the Company reissued 3,000,000 shares of Class A common stock to the chief executive officer. The shares were valued at $450,000 and recorded against the payable.

During the year ended December 31, 2003 the Company sold an aggregate of 750,000 shares of its Class A common stock, at less than the market value on the sale date, and 4,910,000 units consisting of one share of its Class A common stock and a warrant to purchase one share of its Class A common stock, at less than market value of the common stock and fair value of the warrant on the sale date, for cash of $596,000 to franchisees and area developers. As the cash consideration for the stock sales was less than the market value on the sale dates, the Company recorded an expense of $407,350 for the effect of these discounts. The warrants are immediately exercisable and may be exercised for a period of 18 months from the sale date. The Company valued the warrants based on the Black-Scholes pricing model, resulting in compensation expense of $990,240.

In February 2003, the Company issued 202,000 shares of Class A common stock, valued at $0.10 per share, the market price on the agreement date, to consultants for accounting and Internet services. In May 2003, the Company issued 20,000 shares of Class A common stock, valued at $0.14 per share, the market price on the agreement date, to a consultant for marketing services.

In August 2003, the Company issued 1,428,571 shares of Class A common stock, valued at $0.14 per share, the market price on the agreement date, to a consultant for marketing services under a twelve month marketing service agreement.

In July 2003, the Company issued 150,000 shares of Class A common stock at $0.12 per share, the market price on the agreement date, to an employee for services.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
(Expressed in US Dollars)

9.	Stockholders’ deficit (continued): Stock transactions (continued):

In October 2003, the Company issued 50,000 shares of Class A common stock, valued at $0.49 per share, the market price on the agreement date, to a consultant for marketing services.

In December 2003, the Company issued 198,000 shares of its Class A common stock, valued at $35,500, to a former president of the Company in exchange for $35,500 reduction in debt.

During the year ended December 31, 2003, the Company issued an aggregate of 1,930,500 shares of its Class A common stock to investors at an average price of approximately $0.13 per share, for total cash consideration of $259,115.

Stock Option:

On October 28, 2004 the Board of Directors adopted the 2004 Human Resources Incentive Plan (the "Incentive Plan") to provide incentive compensation to employees, directors, officers and others. The Incentive Plan provides for the granting of up to 50,000,000 options and shares to our personnel. Generally, stock options granted under the Incentive Plan are for a maximum term of ten years and unless otherwise provided in the specific award document vest and are exercisable immediately. Unless otherwise provided, the options expire within one year after termination of service or three months if termination is for cause. The Board of Directors administers the Incentive Plan. The Incentive Plan may be amended by the directors except where required by the Internal Revenue Code as to any increase in the total number of underlying shares and the class of persons eligible to receive options or as otherwise required by any applicable law or regulation.

The Incentive Plan supercedes all previous stock option plans and any ad hoc issuance of options. In connection with the adoption of the Incentive Plan, the Company converted the options issued to our management, area developers, franchisees, employees, consultants and one investor, into options subject to the Incentive Plan. The Company cancelled any other outstanding options.

During the year ended December 31, 2004, the Company granted options to purchase 4,565,000 shares of the Company’s Class A common stock at an average price of $0.10 per share to franchisees and area developers. The Company valued these options based on the Black-Scholes pricing model, resulting in recognition of compensation expense of approximately $268,000.

In May 2004, the Company granted options to purchase 1,000,000 shares of the Company’s Class A common stock at $0.10 per share to an investor, as incentive to the purchase of 1,000,000 shares. The Company valued the options based on the Black-Scholes pricing model, resulting in recognition of compensation expense of $130,000.

In November 2004, the Company granted options to purchase 150,000 shares of the Company’s Class A common stock at $0.10 per share to a consultant for services provided to the Company. The Company valued the options based on the Black-Scholes pricing model, resulting in recognition of compensation expense of $15,000.

During the year ended December 31, 2003, the Company granted options to purchase 3,270,000 shares of the Company’s Class A common stock at an average price of $0.24 per option to franchisees and area developers. The Company valued the options based upon the Black-Scholes pricing model resulting in compensation expense of approximately $765,600.

In July 2002, the Company committed to grant options to purchase 685,000 shares of the Company’s stock in July 2004, to an employee and to consultants for services at the weighted average closing price of the Company’s Class A common stock for the preceding 30 days, if the employees remains in the service of the company through that date. The Company accounts for these options as variable awards. At 2003, the total estimated value of these options was approximately $195,000. For the year ended December 31, 2003, the Company recorded an expense of approximately $137,400 under discontinued operations.

See also Note 10 for stock options granted to related parties for which no expense has been recorded.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
(Expressed in US Dollars)

9.	Stockholders’ deficit (continued): Stock Option (continued):

A summary of options activity for the periods ended December 31, 2004 and 2003 is as follows:

		Weighted average
	Weighted shares	exercise price

January 1, 2003	7,480,000	$0.11
Granted	5,970,000	$0.20
Expired	(335,000)	$0.08

December 31, 2003	13,115,000	$0.15

Granted	9,715,000	$0.12
Exercised	(300,000)	$0.10
Expired	(410,000)	$0.55

December 31, 2004	22,120,000	$0.13

The following table summarizes information about stock options outstanding at December 31, 2004.

		Weighted	Weighted		Weighted
Range of	Number	average	average	Number	average
exercise price	outstanding	contractual life	exercise price	exercisable	exercise price

$0.05-0.10	8,425,000	2.5 years	$0.09	8,425,000	$0.09
$0.11-0.20	13,435,000	3.5 years	$0.15	13,435,000	$0.15
$0.21-0.30	260,000	0.25 year	$0.25	260,000	$0.25

	22,120,000			22,120,000

10.	Related party transactions:

As of December 31, 2004, $1,054,644 (2003 - $166,439) included in accounts payable is due to the chief executive officer and the chief financial officer of the Company. The payable does not bear interest and has no specific term of repayment. Of which $990,000 was to be repaid by the issuance of 6,600,000 shares of Class A common stock.

In August 2004, the chief executive officer of the Company returned to the Company for cancellation 9,600,000 shares of Class A common stock. These shares have been treated as treasury stock available for future issuance. In December 2004, The Company reissued 3,000,000 of those shares to the chief executive officer. The Company intends to repay the remaining 6,600,000 shares when enough shares are available (see Note 9).

In November 2004, the Company granted options to purchase an aggregate of 4,000,000 shares of the Company’s Class A common stock at $0.14 per share, which was equal to the market price on the agreement date to the chief executive officer and the chief financial officer of the Company. The options are exercisable through November 2009 and vest immediately.

In January 2003, the company entered into an agreement with Britannia Law Office located in Calgary, Canada for Britannia to represent the Company in legal matters. The Company pays Britannia a monthly retainer of $12,000. During 2004 and 2003, the Company paid approximately $144,000 and $158,100 respectively to Britannia for these services. Britannia is owned by the president and chief executive officer of the Company.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
(Expressed in US Dollars)

10.	Related party transactions (continued):

In August 2003, the chief executive officer of the Company returned for cancellation 1,000,000 shares of Class A common stock held in his name to the Company. In September 2003, the Company issued 1,000,000 shares of Class A common stock to the chief executive officer as repayment.

In August 2003, the Company granted options to purchase an aggregate of 2,000,000 shares of the Company’s Class A common stock at $0.18 per share, which was equal to the market price on the agreement date to the chief executive officer and the chief financial officer of the Company. The options were exercisable through August 2006 and vested immediately. During 2004, the Company extended the exercisable date through August 2008.

During the year ended December 31, 2003, the Company received $73,591 in exchange for notes payable issued to an entity in which the Company’s chief executive officer and chief financial officer are shareholders. The notes are non-interest bearing and due on demand. During the same period, $35,000 was repaid on these related party notes.

In June 2003, the Company granted options to purchase 500,000 shares of the Company’s Class A common stock at $0.12 per share, which was equal to the market price on the agreement date, and options to purchase 200,000 shares of the Company’s Class A common stock at $0.16 per share, which was greater than the market price on the agreement date, to an employee for services. The options vest over three years.

In April 2003, the Company’s chief executive officer and chief financial officer transferred an aggregate of 4,800,000 shares of the Company’s Class A common stock held in their names to a shareholder and former director of the Company and another shareholder (the “Parties”) of the Company. In May 2001, the Company’s chief executive officer and chief financial officer entered into an agreement to each transfer 10% of the shares they received upon the closing of the Franchise Support Network, Inc. acquisition to allay the concerns of the Parties about dilution upon closing. Since no services were provided by the former director or the shareholder, the Company has not recorded expense for the transfer of the Class A common stock.

11.	Commitments and contingencies:

A former officer and director of the Company was convicted in 1999 in U.S. District Court, Southern District of New York of securities violations occurring in 1996. No claims were made and no proceedings were instituted against the Company relating to these violations. The former officer and director claims that the Company must indemnify him for court-ordered restitution and his expenses, including attorney’s fees, in the criminal proceedings. The Company, based on an opinion of independent legal counsel, has taken the position that indemnification would be improper under the circumstances because the former officer and director had reasonable cause to believe his conduct was unlawful and that indemnification is null and void and unenforceable under the federal securities laws. Given that the likelihood of an unfavorable outcome of any proceeding that may be brought by the former president to enforce his indemnification claim is remote, no amount of potential loss has been accrued. During the years ended December 31, 2004 and 2003, the Company did not pay or incur any expenses, including attorney’s fees, on behalf of the former officer and director. $55,125 of note payable and accrued interest to his attorney, previously recorded, has been written-off in 2004.

As of December 31, 2004 we owe $167,747 including accrued interest at the rate of 9% per annum with respect to a stipulated money judgment in favor of a broker-dealer. The judgment was entered in Multnomah County, Oregon pursuant to a settlement agreement entered into in January 2001. This legal proceeding arose from the alleged failure to deliver a stock certificate to the broker-dealer.

On January 8, 2004, a former employee filed suit against the Company seeking unspecified money damages for breach of an alleged employment contract. The case was dismissed in 2005 without prejudice against the Company. There has been no indication that the former employee intends to reassert this claim.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
(Expressed in US Dollars)

12.	Fair value of financial instruments:

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The fair value of cash and cash equivalents, accounts receivable, accounts payable and notes payable to related parties approximate their carrying amounts because of the short maturities of these instruments. The fair value of the long-term note payable approximates its fair value because of the adjustable interest rate on the note. Notes payable to non-related parties are impractical to approximate because of their past due status. The fair value of other liabilities is impractical to estimate based because of the Company’s default on the agreement.

13.	Segment Information:

During 2003, the Company had two business segments: Company owned operation of Chiropractic clinics and franchised chiropractic clinics. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company owned operation of Chiropractic clinics was disposed of during the 2004 year and are disclosed as discontinued operations.

BANYAN CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2004 AND 2003
(Expressed in US Dollars)

14.	Fourth Quarter Adjustments: Non-cash stock compensation

During the fourth quarter 2004, the Company recognized expense for non-cash compensation in the amount of $339,075. These shares were issued to franchisees and area developers below the market value. $50,000, $143,875 and $145,200 of this expense was from shares issued during the first, second and third quarters of 2004, respectively.

During the fourth quarter of 2004, the Company recognized expense for stock options issued in the amount of $412,950. These stock options were issued to franchisees, area developers, investors and consultants. $71,200, $156,000, $163,950 and $21,800 of this expense was from stock options issued during the first, second, third and fourth quarters of 2004, respectively.

15.	Subsidiary Stock Transaction:

In January 2003, the Company agreed to transfer 100,000 shares of common stock it owns in the Company’s subsidiary, Chiropractic USA, Inc. to a consultant for services. The 100,000 shares represent a 10% minority interest in the subsidiary and were valued at $6,000, which the Company believes was the fair value of the common stock on the agreement date, as Chiropractic USA, Inc. had not yet generated any revenues as of the date of transfer. The Company entered into an agreement with the consultant, whereby he acquired an additional 39% interest in Chiropractic USA, Inc. in exchange for his services to promote Chiropractic USA and assist the Company with franchisee development and training for which he receives up to one quarter of the Company’s royalties on franchisees he introduces. The consultant was appointed to the board of directors of Chiropractic USA, Inc.

16.	Subsequent events

In March 2005, the Company filed Restated Articles of Incorporation with Amendments. Under the Restated Articles of Incorporation with Amendments, the Company’s authorized capital stock is 500,000,000 shares of common stock and 100,000,000 shares of preferred stock, all no par value. Previously, the Company’s authorized capital was 60,000,000 shares of common stock and 10,000,000 shares of preferred stock.

In March 2005, the Company issued to the Company’s chief executive officer and the chief financial officer the balance of 10,047,666 shares as the final payment on the Franchise Support Network acquisition.

In March 2005, the Company reissued 6,600,000 of the 9,600,000 cancelled shares to the chief executive officer as final repayment.

In 2005, the Company incorporated a wholly owned subsidiary, Diagnostic USA, Inc (“the subsidiary”). The subsidiary is intended to be a vehicle for the Company to enter the diagnostic imaging business. The subsidiary intends to acquire all the equity securities of Nationwide Diagnostic Solutions, Inc., an Arizona corporation based in Tempe, Arizona (“Nationwide”), from Dr. Jeff and Constance Rebarcak (the “Rebarcaks”), the founders, sole shareholders and operators of Nationwide. In March 2005, the subsidiary entered into an agreement with Nationwide and the Rebarcaks to acquire all their shares for $10,000,000. The $10,000,000 is payable at closing: $700,000 in cash and the balance of $9,300,000 in the form of a promissory note from the subsidiary to the Rebarcaks due May 30, 2015 and bearing interest at 2.5% per annum. The note is payable from 50% of the dividends or other distributions received by the subsidiary from Nationwide (70% during the first year), with a minimum monthly payment of $10,000. The agreement provides for a minimum dividend or other distribution of 75% of the net cash flow, if any, of Nationwide. The Company will guarantee payment of up to $1,500,000 of the balance due on the note. The Rebarcaks would be permitted to convert up to $1,000,000 of the balance due on the note into shares of our common stock at the prevailing market price and in no event less than a conversion price of $.22 per share, or a maximum of approximately 4,545,454 shares. The deadline for closing is May 31, 2005. At closing, it is expected that the subsidiary would employ Jeff Rebarcak under a five-year employment agreement for compensation of $240,000 per year. During the first quarter of 2005, the Company issued an aggregate of 2,300,000 shares to three management and marketing consultants for services rendered valued at $.22 per share, and the Company sold additional convertible notes and warrants to certain purchasers in the transactions described in note 7.